EXHIBIT 10.2

Share Purchase Agreement

Gains Acquisition Corp.

Gains Asia Acquisition Corp.

and

Gains International Infocom Holdings BV

for the sale and purchase of all of the issued shares of

Gains International Asia Holdings Limited

Gains International (US) Inc.

Gains International (Europe) Limited

22 January 2003

Agreed form documents

Side Letter for appointment of Tullett director
Tax Deeds
Trade Mark Assignment
Transitional Services Agreement
Tullett Supplier Agreement
Underlease

THIS AGREEMENT is made on 22 January 2003

     BETWEEN:

(1)	GAINS ACQUISITION CORP., a corporation incorporated under the laws of the State of Delaware (“GAC”) and GAINS ASIA ACQUISITION CORP., a corporation incorporated under the laws of the State of Delaware (“GAAC”); (collectively, the “Buyer”); and

(2)	GAINS INTERNATIONAL INFOCOM HOLDINGS BV whose registered office is at Drenstestraat 24BG, 1083 HK, Amsterdam (the “Seller”).

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:

“Accounts” means the consolidated management accounts of the Seller or GAC/GAAC (as the case may be), each of the Companies and each of the Subsidiaries, including the balance sheet of the Seller or the combined balance sheet of GAC/GAAC (as if they were a single entity), as the case may be, the consolidated balance sheet and profit and loss account of the Group and the balance sheet and profit and loss account of each of the Companies and each of the Subsidiaries, for the period beginning 1 January 2002 until the Accounts Date (inclusive);

“Accounts Date” means 31 December 2002;

“2002 Accounts” means the audited Accounts as at and for the financial period ended on 31 December 2002 of the Seller, each of the Companies and each of the Subsidiaries, the directors’ report and auditors’ report;

“2003 Accounts” means the audited Accounts as at and for the financial period ending 31 December 2003 prepared in accordance with clause 2.4 and Schedule 10;

“Accounts Date Balance Sheet” means the consolidated management accounts balance sheet as of the Accounts Date as set out in schedule 9;

“Adjustments” means the transactions described in schedule 9;

An “Affiliate” of the Buyer shall mean any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Buyer;

“Agreed Loan” means the aggregate sum of £1,200,000 loaned to the Companies by the Seller’s Group pursuant to the Loan Agreement;

“Agreed Rate” means 4.97% per annum;

“associated company” has the meaning given to it in sections 416 et seq. TA;

“Auditors” means Ernst & Young, LLP (London), of Becket House, 1 Lambeth Palace Road, London SE1 7EU;

“Budget” means the budget as disclosed in the Disclosure Letter;

“Business Day” means a day (excluding Saturdays) on which banks generally are open in London for the transaction of normal banking business;

“Buyer’s’ Account” means the bank account to be specified in writing by the Buyer to the Seller at the appropriate time;

“Buyer’s Group” means in relation to the Buyer, the Buyer, its holding company from time to time, the subsidiary undertakings of such holding company and of the Buyer from time to time, all of them and each of them as the context admits;

“Buyer’s Solicitors” means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

“Call Option Deed” means the call option deed between the Seller, IPC Acquisition Corp. and IPC Information Systems, Inc., dated on or about the date of this agreement;

“Comfort Letter” means the letter sent by the GS Funds to the Seller to be dated on the date of this agreement;

“Companies Acts” means the Companies Act 1985 and the Companies Act 1989;

“Companies” means Gains US, Gains UK and Gains HK and “Company” means any of them (together, in the case of Gains HK, with the Subsidiaries unless the context requires otherwise);

“Completion” means the completion of the sale and purchase of the Shares in accordance with clause 5;

“Completion Date” means the date on which Completion occurs;

“Conditions” means the conditions set out in clause 3.1;

“Confidential Information” means all confidential information relating to any Group Company’s business, financial or other affairs (including future plans and targets of any Group Company) which is not in the public domain;

“Connected person” means a person who is connected with another for the purpose of section 839 of the TA;

“Deferred Consideration Payment Date” means 15 October 2003;

“Disclosed Scheme” means the Tullett Pension Scheme;

“Disclosure Letter” means a letter of today’s date together with the attachments thereto addressed by the Seller to the Buyer and exchanged immediately before the signing of this agreement disclosing exceptions to the Warranties;

“Earn-Out Consideration” means together the sums payable pursuant to clause 2.3(c);

“Earn-Out Consideration Payment Date” means 31 March 2004;

“EBITDA” means the consolidated profits or loss on ordinary activities of the Group for the financial period in question:

(a)	before charging or deducting interest income or expense on Group Indebtedness or on indebtedness with any member of the Buyer’s Group;

(b)	before adding or deducting income tax income or expense;

(c)	before deducting depreciation and amortisation;

(d)	before deducting or (as the case may be) crediting any extraordinary items (as defined pursuant to UK GAAP); and

(e)	excluding any:

(i)	gains or losses on sales of fixed assets;

(ii)	charges to the Group by the Buyer or Tullett for services provided by the Buyer or Tullett to or on behalf of the Group (including without limitation, pursuant to the Transitional Services Agreement) in excess of those provided for in the Budget;

(iii)	income or expense resulting from changes to the accounting provisions included in the 2002 Accounts, other than those reflecting a change in circumstances since 31 December 2002. For the avoidance of doubt, this clause does not prevent the inclusion of new provisions;

(iv)	income resulting from transactions with the Buyer’s Group other than in the ordinary course of business consistent with past practice;

(v)	gains or losses related to the Disclosed Scheme; and

(vi)	gains or losses in investment securities.

and agreed or determined as such pursuant to the provisions set out in clause 2.

“2003 EBITDA” means EBITDA in respect of the financial period ending 31 December 2003 as set out in the 2003 Accounts;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

“Escrow Account” means the bank account to be set up in the joint names of the Buyer’s Solicitors and the Seller’s Solicitors for the purposes of clause 6.8(b);

“FCC” means the Federal Communications Commission in the United States;

“FCC Transfer of Control Application” means the application to transfer control of the Seller’s Section 214 licence under applicable FCC regulations;

“First Earn-Out Consideration” means together the sums payable pursuant to clause 2.3(c) paragraphs (i) and (ii);

“Fourth Quarter 2003 EBITDA” means the EBITDA in respect of the period beginning on 1 October 2003 and ending on 31 December 2003 as set out in the 2003 Accounts;

“Gains HK” means Gains International Asia Holdings Limited specified in part 3 of schedule 1;

“Gains HK Shares” means all of the issued shares in the capital of Gains HK;

“Gains Singapore” means Gains International Infocom (Singapore) Pte Limited specified in schedule 2;

“Gains UK” means Gains International (Europe) Limited specified in part 1 of schedule 1;

“Gains UK Shares” means all of the issued shares in the capital of Gains UK;

“Gains US” means Gains International (US) Inc. specified in part 2 of schedule 1;

“Gains US Shares” means all of the issued shares in the capital of Gains US;

“Group” means the Companies and the Subsidiaries and “Group Company” means any one of them;

“Group Indebtedness” means:

(a)	all bank borrowings of the Group;

(b)	all indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance lease, hire purchase agreement, trade bills (other than those on terms normally obtained) forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing), and shall exclude the effects of all transactions between any Group Company and any member of the Buyer’s Group;

(c)	all Intra-Group Indebtedness owed by the Group to the Seller’s Group, including for this purpose all indebtedness of the Companies under the Loan Agreement; and

(d)	all corporation tax liabilities of each Group Company for periods ended on or before 31 December 2002 to the extent they are due and payable.

“GS Funds” means GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, Bridge Street Special Opportunities Fund 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P. and Stone Street Fund 2000, L.P.;

“Intellectual Property” means any and all patents, trade marks, rights in designs, get-up, trade, business or domain names, copyrights, topography rights (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, rights in Know-How, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which may now or in the future subsist in any part of the world;

“Intra-Group Indebtedness” means all debts outstanding between members of the Group, on the one hand, and members of the Seller’s Group, on the other, (other than the Agreed Loan and any Intra-Group Trading Indebtedness);

“Intra-Group Trading Indebtedness” means all debts outstanding between members of the Group, on the one hand, and members of the Seller’s Group, on the other, in respect of the supply of goods on arms length terms in the ordinary and usual course of trading;

“Know-How” means confidential or proprietary industrial, technical or commercial information and techniques in any form (including paper, electronically stored data, magnetic media, files and microfilm) including, without limitation, drawings, data relating to inventions, formulae, test results, reports, research reports, project reports and testing procedures, shop practices, instruction and training manuals, market forecasts, specifications, quotations, lists and particulars of customers and suppliers, marketing methods and procedures, show-how and advertising copy;

“Lease” means the lease dated 23 December 1985 of the London Property, made between (1) Legal & General Assurance Society Limited and (2) Tullett for a term of 21 years and three months commencing 25 December 1985 and expiring on 31 March 2007;

“Loan Agreement” means the respective loan agreements between each of the Companies and a member of the Seller’s Group representing aggregate indebtedness of £1,200,000;

“London Property” means the second and subbasement floors Bucklersbury House London EC4 as referred to in the Lease;

“London Stock Exchange” means the London Stock Exchange plc;

“Orion Software” means the customer relationship management software used by any member of the Group and known as “Orion”;

“Permit” means a permit, licence, consent, approval, certificate, qualification, specification, registration and other authorisation and a filing of a notification report or assessment necessary in any jurisdiction for the proper operation of each Group Company’s business, its ownership, possession, occupation or use of an asset or the execution and performance by the Seller of this agreement;

“Properties” means the London Property together with any other property, or part or parts thereof, owned or from which the Companies operate as at the Completion Date;

“Related Person” means in relation to any party, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

“Relocation Costs” means those costs incurred by Gains UK associated with the move of its business from the London Property as referred to in clause 10.9 (including without limitation the costs of moving and fitting out new space but expressly excluding making good any dilapidation in relation to the London Property);

“Reversioner” means any party in whom a reversion of the Lease whether or not immediate is vested and whose consent to the Underlease is required;

“Second Earn-Out Consideration” means together the sums payable pursuant to clause 2.3 (c) paragraphs (iii) and (iv);

“Seller’s Group” means in relation to the Seller, Tullett plc and the subsidiary undertakings from time to time of Tullett plc excluding the Companies and the Subsidiaries, all of them and each of them as the context admits;

“Seller’s Solicitors” means Berwin Leighton Paisner of Adelaide House, London Bridge, London EC4R 9HA;

“Shares” means all of the issued shares in the capital of each of the Companies;

“Subsidiary” means a subsidiary undertaking of Gains HK specified in schedule 2 and “Subsidiaries” means all those subsidiary undertakings;

“Supplier Agreements” means the Tullett Supplier Agreement and the Totan Supplier Agreement;

“TA” means the Income and Corporation Taxes Act 1988;

“Tax Deeds” means two deeds of indemnity in the agreed form, one between the Seller and GAC and the second between the Seller and GAAC, in each case with Tullett plc as guarantor;

“Totan Supplier Agreement” means the supplier agreement in the form and substance reasonably satisfactory to the Buyer to be entered into by Totan Information Technology Co. Limited and the Buyer on or around the Completion Date;

“Totan Services Agreement” means the services agreement in form and substance reasonably satisfactory to the Buyer to be entered into by Totan Information Technology Co. Limited and Gains HK on or around the Completion Date;

“Trade Mark Assignment” means the trade mark assignment between among others Madge Networks Limited and Gains UK and GAC in the agreed form;

“Transitional Services Agreement” means the transitional services agreement between the Buyer and Tullett plc in the agreed form to be dated on the Completion Date;

“Tullett plc” or “Tullett” means the company called Tullett plc with registered number 1105245 and registered address Cable House, 54-62 New Broad Street, London EC2M 1JJ;

“Tullett Supplier Agreement” means the supplier agreement between Tullett plc and the Buyer in the agreed form to be dated on the Completion Date;

“UK Listing Authority” means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000;

“Underlease” means the underlease of the London Property to be granted by Tullett plc to Gains UK in the agreed form; and

“Warranties” means the warranties set out in schedule 3.

1.2	In this agreement unless otherwise specified, reference to:

(a)	a “subsidiary undertaking” is to be construed in accordance with section 258 of the Companies Acts 1985 and a “subsidiary” or “holding company” is to be construed in accordance with section 736 of that Act;

(b)	a document in the “agreed form” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(c)	“FA” followed by a stated year means the Finance Act of that year;

(d)	“includes” and “including” shall mean including without limitation;

(e)	a “party” means a party to this agreement being each of Gains International Infocom Holdings BV, GAC and/or GAAC, as applicable, and in each case includes its permitted assignees (if any) and/or the successors in title to that part of its undertaking which includes this agreement;

(f)	a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(g)	a “statute” or statutory instrument or accounting standard or any of their provisions is to be construed as a reference to that statute or statutory instrument or accounting standard or such provision as the same may have been amended or re-enacted before the date of this agreement;

(h)	“clauses”, “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this agreement;

(i)	“writing” includes any methods of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(j)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(k)	any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English term; and

(l)	the time of day is reference to time in London, England.

1.3	The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

1.4	The index to and the headings and the descriptive notes in brackets relating to provisions of taxation statutes in this agreement are for information only and are to be ignored in construing the same.

1.5	Any question of whether a person is connected with another shall be determined in accordance with section 839 of the TA (except that in construing section 839 “control” has the meaning given by section 840 or section 416 of the TA so that there is control whenever section 840 or 416 requires) which shall apply in relation to this agreement as it applies in relation to the TA.

1.6	The obligations and liabilities of GAC and GAAC under this agreement shall be joint and several.

2.	SALE AND PURCHASE

2.1	Upon the terms and subject to the conditions of this agreement, the Seller as legal and beneficial owner and with full title guarantee shall sell the Shares and GAC shall purchase the Gains UK Shares and the Gains US Shares and GAAC shall purchase the Gains HK Shares with effect from Completion free from any Encumbrance together with all benefits and rights attached thereto and all dividends declared after the Accounts Date in respect of the Shares.

2.2	The Seller waives or agrees to procure the waiver of any rights or restrictions conferred upon it or any other person which may exist in relation to any of the Shares under the articles of association, or equivalent, of each of the Companies or otherwise.

2.3	Subject to any adjustment pursuant to clauses 2.10, 2.11 and/or clause 6, the consideration for such sale and purchase shall be the aggregate of cash payments to be made as follows:

(a)	on Completion the sum of £6,000,000 together with interest thereon at the Agreed Rate computed from the date of this agreement to the Completion Date, both dates exclusive, on the basis of the actual number of days elapsed and a 365 day year to be satisfied in cash;

(b)	on the Deferred Consideration Payment Date the sum of £3,000,000 (as adjusted pursuant to clauses 2.10 or 6.5, the “Deferred Consideration”) to be satisfied in cash;

(c)	subject to clause 2.11, on the Earn-Out Consideration Payment Date:

(i)	the sum of £	x — y	for every £1 by which the 2003 EBITDA exceeds £1,450,000

where ‘x’ is 2,000,000 and ‘y’ is 1,461,650,

subject to a maximum payment of £2,000,000,

(ii)	the sum of £	x — y	for every £1 by which the Fourth Quarter 2003 EBITDA exceeds £728,000,

where ‘x’ is 2,000,000 and ‘y’ is 372,885,

subject to a maximum payment of £2,000,000,

(iii)	the sum of £	x — y	for every £1 by which the 2003 EBITDA exceeds £2,911,650,

where ‘x’ is 1,200,000 and ‘y’ is 873,495,

subject to a maximum payment of £1,200,000; and

(iv)	the sum of £	x — y	for every £1 by which the Fourth Quarter 2003 EBITDA exceeds £1,100,885,

where ‘x’ is 1,200,000 and ‘y’ is 330,226,

subject to a maximum payment of £1,200,000,

in each case, to be satisfied in cash.

2.4	For the purpose of determining the 2003 EBITDA, including the Fourth Quarter 2003 EBITDA, the Buyer shall prepare and deliver to each party and the Auditors, as soon as practicable following 31 December 2003, but in any event by 15 February 2004, draft 2003 Accounts. The 2003 Accounts shall be prepared in accordance with the Companies Acts and generally accepted accounting principles and practices in the United Kingdom including in particular (but without limitation) the Statements of Standard Accounting Practice issued by the member bodies of the Consultative Committee of Accounting Bodies (or any successor or replacement organisation) as in effect on the date hereof and, subject to conforming therewith, on the same bases, adopting the same accounting practices and using the same accounting principles as the 2002 Accounts.

2.5	Immediately following preparation of the draft 2003 Accounts by the Buyer, the Buyer shall instruct the Auditors to review the same and to determine the 2003 EBITDA, including the Fourth Quarter 2003 EBITDA, as soon as possible and in any event not later than 28 February 2004.

2.6	Immediately following the Auditors’ determination of the 2003 EBITDA, including the Fourth Quarter 2003 EBITDA, the Auditors shall be instructed to supply to the Buyer and the Seller a statement of the 2003 EBITDA, including the Fourth Quarter 2003 EBITDA, determined by the Auditors together with the draft 2003 Accounts. The Buyer and the Seller shall have a period of 14 days (the “Profit Agreement Period”) in which to review and agree or dispute the Auditors’ determination of the 2003 EBITDA, including the Fourth Quarter 2003 EBITDA.

2.7	The Auditors determination of the 2003 EBITDA, including the Fourth Quarter 2003 EBITDA, shall in the absence of the service of a notice within the Profit Agreement Period by either party on the other disputing the amount so determined be deemed to constitute the final and binding agreement between the Seller and the Buyer as to the amount thereof.

2.8	In the event that the 2003 EBITDA, including the Fourth Quarter 2003 EBITDA, has not been agreed by the termination of the Profit Agreement Period such determination shall be referred to an independent firm of chartered accountants (the “Expert”) appointed by agreement by the Seller and the Buyer or, in default of agreement on such appointment within seven Business Days of the expiry of the Profit Agreement Period, on the application of either the Buyer on the one hand or the Seller on the other hand by the President for the time being of the Institute of Chartered Accountants in England and Wales, or his duly appointed deputy. In making such determination the Expert shall act as an expert and not as an arbitrator and his decision shall (in the absence of manifest error (and the Expert shall give reasons for his determination)) be final and binding on the parties. Each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and expenses of the Expert shall be borne by the parties in the proportions he may direct or, in the absence of direction, equally. Subject to any rule of law or of any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, the Buyer and the Seller shall afford as soon as reasonably practicable upon request to the other and their respective agents and to the Expert all facilities and access to, in the case of the Seller its and in the case of the Buyer the Companies’ premises, personal papers, books, accounts, records, returns and other documents as may be in their possession or control as may be required by the Expert to make his determination.

2.9	The Buyer shall promptly provide the Auditors with all information (in its possession or control) relating to the operations of the Group as the case may be, including access at all reasonable times to all books and records, and all co-operation and assistance as may be reasonably required to:

(a)	enable the production of the 2003 Accounts; and

(b)	enable the Auditors (or any independent firm of chartered accountants appointed pursuant to this clause) to determine the 2003 EBITDA, including the Fourth Quarter 2003 EBITDA.

2.10	In the event that prior to the Deferred Consideration Payment Date or the Earn-Out Consideration Payment Date the Buyer shall have given notice to the Seller of a claim or claims under the Warranties and/or the Tax Deeds then the provisions of clauses 6.8 to 6.12 may at the sole option of the Buyer apply to the Deferred Consideration Payment or the Earn-Out Consideration Payment.

2.11	Subject to the terms of this agreement:

(a)	the Seller acknowledges that from and after Completion the Buyer shall be the sole owner of the business and shall enjoy all rights associated therewith, including, without limitation, the right to:

(i)	operate the business of the Group in the ordinary course and to make ordinary course business decisions in relation to the business of the Group; and

(ii)	alter the fundamental structure of or restructure or reorganise the Group in any manner in its sole discretion;

PROVIDED THAT if such an alteration, restructuring or reorganisation referred to in paragraph 2.11(a)(ii) above shall (1) occur on or prior to 31 December 2003; (2) involve a combination of some or all of the assets used in the business of the Group with the assets of another person or a disposal of some or all of the assets used in the business of the Group such that, in the reasonable opinion of the Buyer, the determination of 2003 EBITDA is rendered impracticable or inappropriate (such an alteration, restructuring or reorganisation being called the “Reorganisation”) and (3) is effected without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), then the following shall apply in place of clause 2.3(c) (other than the maximum payment limits which, for the avoidance of doubt, shall still apply):

(iii)	the Buyer shall pay to the Seller, on the Earn-Out Consideration Payment Date, in cash, 100 per cent. of the First Earn-Out Consideration; and

(iv)	the Buyer shall pay to the Seller, on the Earn-Out Consideration Payment Date, in cash, such portion of the Second Earn-Out Consideration as is agreed between the Buyer and the Seller in accordance with the procedure set out in schedule 8 of this agreement.

(b)	the Seller acknowledges that from and after Completion the Buyer shall have the right to remove and to replace any of Phillip Lines, Damian Hart and Greg Wasilewski PROVIDED THAT if such removal or replacement is effected (1) prior to 31 December 2003, and (2) without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed), then in lieu of the consideration payable pursuant to clause 2.3(c) the Buyer shall pay to the Seller 100 per cent. of the First Earn-Out Consideration. The Seller agrees that it shall be unreasonable to withhold or delay its consent under this clause, in relation to Phillip Lines and Damian Hart, if the quarterly operating results of the Group are more than 20 per cent. below the equivalent figure provided for in the Budget and, in relation to Greg Wasilewski, if the quarterly operating results of Gains US are more than 20 per cent. below the equivalent figure provided for in the Budget.

3.	CONDITIONS

3.1	Completion is conditional upon the fulfilment of each of the Conditions as follows:

(a)	One of the following having occurred:

(i)	the Buyer having received written confirmation from the German Federal Cartel Office (GFCO), insofar as the proposed transaction must be notified in accordance with section 39 of the Act Against Restraints on Competition, that the conditions for a prohibition in section 36 paragraph 1 of the Act against Restraints on Competition are not fulfilled and the proposed merger may therefore be consummated; or

(ii)	if no such confirmation described in paragraph (i) above is received, the time limit (of one month from receipt of the complete notification) as laid down in section 40 paragraph 1 of the Act Against Restraints on Competition having expired without the Buyer or the Seller having been notified by the GFCO that it has entered into an examination of the sale and purchase hereunder;

(b)	Gains HK obtaining a Public non-exclusive Telecommunications Service Licence issued by the Telecommunications Authority in Hong Kong under the Telecommunications Ordinance (Cap. 106), permitting Gains HK to, inter alia, possess, establish, use and maintain means of telecommunications in Hong Kong for the provision of external telecommunications services to the public in Hong Kong.

(c)	The making of a notification to the Info-Communications Development Authority as required by condition 24.2 of Gains Singapore’s Services-Based Operator Individual Licence granted under section 5 of the Telecommunications Act 1999.

(d)	The Companies having obtained from the FCC such consents, approvals and waivers shall be obtained by Final Order), necessary (in the reasonable opinion of the Buyer) for the execution, delivery and performance of this agreement; provided however, that with respect to the initial order of the FCC relating to the FCC Transfer of Control Application, the receipt of the initial order shall be deemed to satisfy the condition set forth in this clause 3.1(d) with respect to the FCC Transfer of Control Applications (notwithstanding the fact that a final Order has not yet been received) if: such initial order shall have been granted without any condition or qualification which is materially adverse to the Buyer or to the operation of the business of the Companies (as they are presently proposed to be operated); and either no objection, opposition, petition or appeal or other filing raising issues concerning the applications (an “Opposition”) shall have been filed, or in the event an Opposition has been filed, such filing is not likely, in the reasonable opinion of the FCC counsel (with recognised expertise in Federal communications law) of the Buyer, to lead to the denial or designation for a hearing of such applications, or to the imposition of any condition or qualification materially adverse to the operation of the business of the Companies as it is presently proposed to be operated.

(e)	The making of notifications and the obtaining in form and substance reasonably satisfactory to the parties hereto of all such consents or clearances as are necessary or as are considered appropriate by both parties under any merger control rules of any state or jurisdiction which the Buyer reasonably considers may be applicable to any part of the transaction contemplated by this agreement and the making of any other notifications and the granting in terms reasonably satisfactory to the parties hereto of any other consents, approvals. authorisations or clearances which are required from any government, governmental or regulatory bodies, agencies or authorities or from any supranational agency or authority and which, in the reasonable opinion of the Buyer, are necessary or desirable for Completion.

(f)	All of the Shares shall have been made available by the Seller to the Buyer, free and clear of any Encumbrances, for the simultaneous purchase of the Gains UK Shares and the Gains US Shares by GAC and of the Gains HK Shares by GAAC; and

(g)	the Seller as legal and beneficial owner assigning and transferring to the Buyer with full title guarantee all of the intellectual property rights arising and/or subsisting in jurisdictions outside of Asia in the Orion Software as used by the Group prior to the Completion Date for the remainder of the term during which the said rights and any renewals or extensions thereof shall subsist.

3.2	The Buyer may by notice in writing to the Seller waive any of the Conditions contained in paragraphs (b), (d), (e), (f) and (g) of clause 3.1 in whole or in part.

3.3	The Seller undertakes to use reasonable endeavours to procure the fulfilment of the Conditions set out in paragraphs (b), (c), (d), (e), (f) and (g) of clause 3.1 and the Buyer agrees to give the Seller reasonable assistance, at the Seller’s cost, to procure such fulfilment by 30 April 2003. The Buyer undertakes to use reasonable endeavours to procure the fulfilment of the Conditions set out in paragraphs (a) and (c) of clause 3.1, and the Seller agrees to give the Buyer reasonable assistance to procure and fulfilment, by 30 April 2003.

3.4	If all of the Conditions (save for those compliance with which has been waived in accordance with the terms of this agreement) have not been fulfilled on or before 5.30 pm (London time) on 30 April 2003 this agreement shall terminate with effect from that date.

3.5	If this agreement terminates in accordance with clause 3.4 then the obligations of the parties shall automatically terminate save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist including those under clauses 11, 13 and 16 to 23 (inclusive).

3.6	6 The Seller shall keep the Buyer advised of the progress towards the satisfaction of their obligations under clause 3.3 (and vice versa).

4.	PERIOD TO COMPLETION

4.1	The Seller undertakes with the Buyer to procure that each Group Company shall:

(a)	operate its business and activities in their usual course and in such a manner between today’s date and the Completion Date as to ensure that no act or event shall occur during that period which would be reasonably expected to result in a breach of the Warranties upon their repetition immediately prior to Completion; and

(b)	comply with each of the undertakings set out in schedule 5.

4.2	Pending Completion the Buyer and any person authorised by it shall be given reasonable access to the London Property and in relation to any other property from which the business of any Group Company operates shall be given the same rights of access as are available to Seller, and to all the books and records of each Group Company and the directors and employees of each Group Company shall be instructed to give promptly all such information and explanations as the Buyer or any such person may reasonably request.

4.3	If:

(a)	there is any breach or non-fulfilment by the Seller of any of its obligations hereunder required to be performed and satisfied by it on or prior to the Completion Date; or

(b)	between the date of this agreement and Completion there is any material adverse change (or additional facts or circumstances become known to or are disclosed to the Buyer that, if they had related to events occurring between the date of this agreement and Completion would have constituted a material adverse change) in the business, operations, assets, liabilities, position (financial, trading or otherwise) profits or prospects of the Group or any event or circumstance that may result in such a material adverse change then in any such case the Buyer shall be entitled (in addition and without prejudice to any other rights or remedies it may have against the Seller under this agreement or otherwise) to elect by notice in writing to the Seller not to complete the purchase of the Shares, in which event this agreement shall automatically terminate save that the rights and liabilities of the parties which have accrued prior to termination shall continue to subsist including those under clauses 11, 13 and 16 to 23 (inclusive).

4.4	The Seller undertakes to the Buyer that it will disclose forthwith in writing to the Buyer any matter or thing which may arise or become known to it after the date hereof which is inconsistent with any of the Warranties.

4.5	The Seller undertakes to the Buyer that it will secure at the Seller’s cost assignments from Madge Networks Limited or Madge Networks N.V., as applicable, of all trade marks (be they registered or unregistered) free from any Encumbrance subsisting anywhere in the world which are owned by Madge Networks Limited or Madge Networks N.V., as applicable, and/or any of its subsidiaries or holding companies in the Gains name and associated logos as used in the business of any Group Company prior to Completion so that the trade marks are assigned to Gains UK by way of the Trade Mark Assignment. The Seller further undertakes that it will procure changes to proprietary details at the relevant domain name registries for the domain names ‘gains.com’ and all other domain names featuring the expression ‘Gains’ which the Seller or a member of the Seller’s Group holds or has a contractual right to so that GAC becomes the named proprietor at the relevant registry and can take operational control of the domain names at Completion.

4.6	Notwithstanding anything contained herein to the contrary, the Seller shall at all times prior to the Completion Date retain control over the policies, assets, ownership, and operation of the Gains US, including, without limitation, authority with respect to (a) personnel matters associated with the Company’s operation, (b) financial affairs of the Company, and (c) all FCC licensing and authorisation matters.

5.	COMPLETION; CERTAIN COVENANTS

5.1	Completion shall take place at the offices of the Buyer’s Solicitors on the date on which all of the Conditions shall have been fulfilled or waived, or such other date as is determined by mutual agreement between the Buyer and the Seller, but in no event later than 30 April 2003 without the Buyer’s consent.

5.2	On Completion the Seller shall deliver to, or shall procure the delivery to, or, if the Buyer shall so agree, make available to the Buyer, unless the Buyer waives such delivery in writing:

(a)	transfers in common form, or the equivalent in the relevant jurisdiction, relating to all the Shares duly executed in favour of GAC or GAAC, as appropriate, (or as either may direct);

(b)	share certificates relating to the Shares;

(c)	any waivers or consents by members of any Group Company or other persons which the Buyer has specified prior to Completion in the agreed terms so as to enable GAC or its nominees to be registered as the holders of the Gains US Shares and the Gains UK Shares and GAAC or its nominees to be registered as the holders of the Gains HK Shares and any shares of the Subsidiaries;

(d)	resignations in the agreed terms duly executed as deeds of all the directors and the secretary of any Group Company (other than Phillip Lines, Greg Wasilewski and Damian Hart) from their offices as director or secretary of and their employment with any Group Company containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against any Group Company for compensation for loss of office or termination of employment or for unpaid remuneration or otherwise together with delivery to the Buyer of all property of any Group Company in their possession or under their control;

(e)	the common seals, certificates of incorporation and statutory books, share certificate books and cheque books of each Group Company where applicable;

(f)	the Tax Deeds duly executed by the Seller and Tullett plc as guarantor;

(g)	the Transitional Services Agreement duly executed by Tullett plc;

(h)	the Tullett Supplier Agreement duly executed by Tullett plc;

(i)	the Totan Services Agreement duly executed by Totan Information Technology Co. Limited;

(j)	the Trade Mark Assignment duly executed by Tullett;

(k)	the Totan Preferred Supplier Agreement duly executed by Totan Information Technology Co. Limited

(l)	to the extent not in the possession of any Group Company, all books of account or references as to customers and/or suppliers and other records and all insurance policies belonging to and in any way relating to or concerning the businesses of any Group Company;

(m)	to the extent not in the possession of any Group Company, all licences, consents, permits and authorisations obtained by or issued to any Group Company or any other person in connection with the business carried on by any of them and such contracts, deeds or other documents (including assignments of any such licences) as shall have been required by the Buyer’s Solicitors prior to the date hereof;

(n)	duly executed transfers of each share in the Subsidiaries not registered in the name of any Group Company in favour of the GAAC (or as it may direct);

(o)	share certificates or an indemnity for lost share certificate in a form reasonably satisfactory to the Buyer relating to all of the issued shares in the capital of each of the Subsidiaries;

(p)	a deed of release in the agreed terms duly executed as a deed, in a form satisfactory to the Buyer, releasing each Group Company and their respective officers and employees from any liability whatsoever (actual or contingent) which may be owing to the Sellers Group by any Group Company, which shall include any Intra-Group Indebtedness, due to be paid or, as the case may be, repaid pursuant to clause 5.5 below; and

(q)	an assignment (to the extent it is capable of assignment) (and shall procure that its representatives, agents and advisers shall assign) to the Buyer in the agreed terms of the benefit of any confidentiality undertakings given to the Seller by any person within the last two years in relation to a sale or potential sale by the Seller of the Company or its assets and undertakings.

5.3	At or prior to Completion (and prior to the taking effect of the resignations of the directors referred to in clause 5.2(d) above) the Seller shall procure the passing of board resolutions of each Group Company:

(a)	sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares and any shares to which clause 5.2(o) refers; and

(b)	authorising the delivery to the Buyer of share certificates in respect of the Shares and any shares to which clause 5.2(o) refers.

5.4	The Seller hereby covenants to deliver to the Buyer, at or prior to Completion, the management accounts for each Group Company for the period beginning 1 January 2003 and ending on 31 January 2003.

5.5	(a)	On Completion, to the extent that there is any Intra-Group Indebtedness owed that is not the subject of an Adjustment:

(i)	by the Seller’s Group to any member of the Group as at Completion, the Seller shall pay or, as the case may be, repay (or procure that the relevant member or members of the Seller’s Group shall pay or, as the case may be, repay) such Intra-Group Indebtedness by way of telegraphic transfer of funds to such account as the Buyer shall have previously notified to the Seller in writing;

(ii)	by the Group to any member of the Seller’s Group as at Completion, the Seller shall pay, or procure the repayment by, the Group to the relevant member of the Seller’s Group of such Intra-Group Indebtedness by way of telegraphic transfer of funds to such account as the Buyer shall have previously notified to the Seller.

(b)	If the Seller does not pay or, as the case may be repay, or (in the case of any Intra-Group Indebtedness included as an Adjustment, fund additional cash pursuant to clause 6.1(ii) in respect of such Adjustment, in an amount sufficient to permit immediate payment or repayment of) all or part of the outstanding Intra-Group Indebtedness pursuant to paragraph (a) above then (in addition and without prejudice to any other rights or remedies the Buyer may have against the Seller) the Seller hereby undertakes to indemnify the Buyer and/or any member of the Buyer’s Group against such unpaid sum representing outstanding Intra-Group Indebtedness.

5.6	The Seller shall procure that at Completion:

(a)	there are repaid all sums (if any) owing to any Group Company by the directors of any Group Company or any of their connected persons except those arising in the ordinary course of trade and whether or not such sums are due for repayment;

(b)	so far as they are able, each Group Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person other than a Group Company;

and prior to such repayment or release the Seller undertakes to the Buyer and/or any member of the Buyer’s Group (on behalf of themselves and as trustee on behalf of each Group Company) to keep each Group Company fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance.

5.7	(a)	On Completion, to the extent there is any Group Indebtedness (but excluding Intra-Group Indebtedness) owed to any person, the Seller shall pay or as the case may be, repay such Group Indebtedness other than the Agreed Loan prior to Completion; and

(a)	If the Seller does not pay or, as the case may be repay, all or part of such Group Indebtedness pursuant to paragraph (a) above then (in addition and without prejudice to any other rights or remedies the Buyer may have against the Seller) the Seller hereby undertakes to indemnify the Buyer and/or any member of the Buyer’s Group against such unpaid sum representing outstanding Group Indebtedness.

5.8	Upon compliance by the Seller with the provisions of clauses 5.2, 5.3, 5.4, 5.5, 5.6 and 5,7 GAC and/or GAAC, as appropriate, shall:

(a)	provide for the transfer by CHAPS of £6,000,000 together with interest thereon at the Agreed Rate computed from the date of this agreement to the Completion Date, both dates exclusive, on the basis of the actual number of days elapsed and a 365 day year to the Seller’s Solicitors at Barclays Bank plc, of Pall Mall Branch, I Pall Mall East, London SW1 5AX, Sort Code 20-65-82, Account No.50089753;

(b)	deliver to the Seller’s Solicitors counterparts of the Tax Deeds, the Tullett Supplier Agreement, the Transitional Services Agreement if delivery of the same shall have been procured by the Seller, the Totan Services Agreement and the Totan Preferred Supplier Agreement duly executed by it;

(c)	use reasonable endeavours to procure that the Seller is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any Group Company (other than liabilities of any Group Company in respect of which the Buyer is entitled to an indemnity hereunder from the Seller); and the Buyer shall indemnify the Seller in respect of any claims made against it arising from any such guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation from Completion until such releases are obtained; and

(d)	deliver to, or shall procure the delivery to, the Seller an undertaking executed by the Buyer’s sole shareholder whereby such sole shareholder agrees to take all action necessary from time to time to maintain that one director nominated by Tullett plc shall be elected to the membership of the Buyer’s board of directors or similar body until the earlier of (i) the Earn-Out Consideration Payment Date or (ii) the commencement of proceedings to settle any dispute between the Buyer and the Seller regarding the Earn-Out Consideration (whether pursuant to the dispute resolution provisions of this agreement or otherwise).

5.9	If in any respect the obligations of the Seller (or Buyer) are not complied with on Completion the party not in default may proceed to Completion so far as practicable (without prejudice to its rights hereunder) by means of a notice to that effect in writing served on the other.

5.10	The Seller acknowledges that, immediately following Completion or the service of any notice under clause 5.8 above until such time as the transfer(s) of the Shares have been registered in the register of members of the Companies, the Seller will hold those Shares registered in its name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of those Shares in accordance with the directions of the Buyer or its nominees and if the Seller is in breach of the undertakings contained in this clause the Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Company and to do any thing or things necessary to give effect to the rights contained in this clause.

5.11	The Seller shall, as soon as reasonably practicable after the date hereof arrange for the preparation of the 2002 Accounts, provided that the Buyer gives such access to the relevant books, records and premises as is reasonably required for such audit to be carried out.

5.12	The Buyer:

(a)	shall, as soon as reasonably practicable after Completion, put in place an incentive plan for Phillip Lines, Damian Hart and Greg Wasilewski based on, primarily, the Companies achieving such 2003 EBITDA results as would require the Earn-Out Consideration to be paid pursuant to clause 2.3(c); and

(b)	hereby agrees that the Seller may, with the consent of the Buyer (not to be unreasonably withheld), put in place an incentive plan for certain senior executives of the Companies, the identity of which shall be agreed between the Buyer and the Seller, based on the Companies achieving such 2003 EBITDA results as would require the Earn-Out Consideration to be paid pursuant to clause 2.3(c).

6.	BALANCE SHEET ADJUSTMENTS

6.1	The Seller hereby undertakes to procure that at or prior to Completion, with respect to each of the Adjustments, either (i) such Adjustment is effected or (ii) an amount of additional cash is contributed or caused to be contributed by the Seller to one or more of the Companies (in the form of equity) sufficient to permit such Company or Companies to effect such Adjustment immediately following Completion.

6.2	If, prior to Completion, the Seller proposes any changes to any line item on the Accounts Date Balance Sheet, the Seller shall provide the Buyer with as much detail as is reasonably practicable as to the reasons therefor. The Buyer may agree, in its sole discretion, to accept any or all such changes as additional Adjustments.

6.3	If at any time after the Completion Date and up to and including 31 March 2004, the Buyer reasonably believes that there has been any error, omission or misstatement in any of the individual line items in the Accounts Date Balance Sheet (each, a “Proposed Error”), it shall provide notice in writing to the Seller giving reasonable details as to the nature and quantum of such Proposed Error.

(a)	The Seller shall notify the Buyer within 10 Business Days of receipt of such notice whether or not it accepts the Proposed Error for purposes of this clause 6.

(b)	If the Seller notifies the Buyer that it does not accept such Proposed Error:

(i)	it shall, at the same time, set out in a notice in writing its reasons in full for such non-acceptance and deliver a copy of such notice to the Buyer; and

(ii)	the parties shall use all reasonable endeavours as promptly as practicable to meet and discuss the objections of the Seller and to reach agreement upon the Proposed Error.

(c)	If the Seller is satisfied with the Proposed Error or if the Seller fails to notify the Buyer of its non-acceptance of the Proposed Error within the 10 Business Day period referred to in clause 6.3(a), then such Proposed Error shall be deemed accepted by the Seller for the purposes of this agreement.

(d)	If the Seller and the Buyer do not reach agreement within 10 Business Days of the Seller’s notice of non-acceptance pursuant to clause 6.3(b) then the Proposed Error in dispute and in respect of which full details have been provided by the Seller to the Buyer at the time that it notified the Buyer that it does not accept the Proposed Error in accordance with clause 6.3(b) (and only those) shall be referred, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Seller and the Buyer or, failing agreement, to be selected, on the application of either the Seller or the Buyer, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy. The following provisions shall apply to such determination:

(i)	the Buyer and/or the Buyer’s accountants and the Seller and/or the Seller’s selected accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

(ii)	in giving such determination, the firm shall state what adjustments (if any) are necessary to the Accounts Date Balance Sheet in respect of the matters in dispute in order to comply with the requirements of this agreement;

(iii)	any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error);

(iv)	each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the independent firm of accountants shall be borne between the Seller and the Buyer in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between the Seller and the Buyer.

6.4	If at any time after the Completion Date and up to and including 31 March 2004, the Seller reasonably believes that there has been any material Proposed Error which the Buyer has not notified it of pursuant to clause 6.3, the Seller shall provide notice in writing to the Buyer giving reasonable details as to the nature and quantum of such Proposed Error and clause 6.3 (a) — (d) shall apply, mutatis mutandis.

6.5	Any Proposed Errors agreed (or deemed to be agreed) in accordance with the procedures set out in this clause 6.5 (each, an “Agreed Error”) (which, for the avoidance of doubt may be a negative or positive on any line item in the Accounts Date Balance Sheet) shall be set off against each other and, subject to clause 6.6, the Buyer and the Seller hereby agree that any sum (positive or negative) so calculated will be added or subtracted, as the case may be, from the payment to be made by the Buyer to the Seller on the Deferred Consideration Date or the Earn-Out Consideration Date as applicable or at any time thereafter any sum that is the subject of an Agreed Error shall be payable by the relevant party to the other within five Business Days of its determination pursuant to this clause 6.

6.6	If at any time after Completion the sum of the aggregate Agreed Errors exceeds £250,000 (positive or negative) the party owing such amount undertakes to remit such sum to the other within 5 Business Days of the determination of the Agreed Errors, which sum shall be excluded from the calculation set out in 6.5.

6.7	Subject to any rule of law or any regulatory body or any provision of any contract or arrangement entered into prior to the date of this agreement to the contrary, the Seller shall procure that each member of the Seller’s Group shall, and the Buyer shall procure that the Group shall, promptly provide each other, their respective advisers, the independent firm of chartered accountants appointed pursuant to this clause 6 to evaluate the Proposed Errors with all information (in their respective possession or control) relating to the operations of the Seller’s Group and/or the Group, as the case may be, including access at all reasonable times to all Seller’s Group and Group employees, books and records, and all co-operation and assistance, as may in any such case be reasonably required to:

(a)	enable the production of the Accounts Date Balance Sheet; and

(b)	enable any independent firm of chartered accountants appointed pursuant to this clause 6 to evaluate the Proposed Errors.

The Seller and the Buyer hereby authorise each other, their respective advisers and the independent firm of chartered accountants appointed pursuant to this clause 6 to take copies of all information which they have agreed to provide under this clause 6.7.

6.8	In the event that prior to the Deferred Consideration Payment Date the Buyer shall have given notice to the Seller of a claim or claims under the Warranties and/or the Tax Deeds then the following provisions shall at the sole option of the Buyer apply:

(a)	to the extent that any such claim or claims shall have been settled (in accordance with clause 6.9) but shall not have been paid by or on behalf of the Seller prior to the Deferred Consideration Payment Date, the Buyer shall be entitled to treat its obligations hereunder to satisfy the Deferred Consideration Payment to the Seller as being reduced pro tanto by the amount, to the extent settled, of such claim or claims;

(b)	to the extent that any such claim or claims shall not have been settled, then on receipt by the Buyer prior to the Deferred Consideration Payment Date of an opinion of a Queen’s Counsel (instructed in accordance with clause 6.11) to the effect that on the balance of probabilities the Buyer will recover in respect of the claim or claims aforesaid, the Buyer shall be entitled to transfer the amount claimed by the Buyer pursuant thereto into the Escrow Account. Following settlement of the claim, the Seller shall be entitled to receive the amount, if any, settled in its favour, together with interest thereon at the Agreed Rate in respect of the period from the Deferred Consideration Payment Date down to the date of payment (which amount shall be payable in cash within seven days of such settlement) and the Buyer shall be entitled to the balance, if any, remaining in the Escrow Account.

6.9	A claim shall be regarded as settled for the purposes of clause 6.8 if either:

(a)	the Seller and the Buyer (or their respective solicitors) shall so agree in writing; or

(b)	a court has awarded judgment in respect of the claim and no right of appeal lies in respect of such judgment or the parties are debarred whether by the passage of time or otherwise from exercising any such right of appeal.

6.10	For the avoidance of doubt nothing contained in clause 6.8 shall prejudice the right of the Buyer to recover against the Seller otherwise than pursuant to clause 6.8 or to make any claim against the Seller under the Warranties and/or the Tax Deeds whether before or after the Deferred Consideration Payment Date whether in accordance with the procedure specified in clause 6.8 or otherwise.

6.11	For the purposes of clause 6.8(b) the Buyer shall have the sole right, but after reasonable consultation with the Seller, to select the Queen’s Counsel to be instructed. The Queen’s Counsel shall be instructed jointly by the Buyer’s Solicitors and the Seller’s Solicitors and the Buyer’s Solicitors shall, in the first instance, provide the Seller’s Solicitors with instructions to Counsel for their approval (such approval not to be unreasonably withheld or delayed). In the event that the Seller’s Solicitors fail to approve or amend such instructions without good cause within 20 Business Days of the date of receipt of the same, or unreasonably withhold or delay their approval thereto, the Buyer’s Solicitors shall be entitled to instruct Queen’s Counsel without further reference to the Seller’s Solicitors.

6.12	If the opinion of the Queen’s Counsel is required by the Buyer and such Queen’s Counsel decides that on the balance of probabilities the Buyer will recover in respect of the claim or claims, the costs of such Queen’s Counsel shall be deducted from the Deferred Consideration Payment otherwise due to the Seller. However, if the Queen’s Counsel decides that on the balance of probabilities the Buyer will not so recover, the costs of such Queen’s Counsel shall be borne by the Buyer.

7.	WARRANTIES, INDEMNIFICATION AND CONTRIBUTIONS

7.1	1 The Seller hereby warrants to the Buyer in the terms of the Warranties. The parties hereby agree that the Seller will repeat the Warranties immediately prior to Completion.

7.2	Any information supplied by or on behalf of any Group Company to or on behalf of the Seller in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of any Group Company shall not constitute a representation or warranty or guarantee as to the accuracy thereof by any Group Company and the Seller undertakes to the Buyer and each Group Company (and their respective directors, officers, employees, agents and advisers) that they will not bring any and all claims which either of them might otherwise have against any Group Company or any of their respective directors, officers, employees, agents or advisers in respect thereof.

7.3	Each of the Warranties shall be construed as a separate warranty, and (unless expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this agreement.

7.4	The liability of the Seller under the Warranties shall be limited only if and to the extent that the limitations referred to in schedule 4 apply.

7.5	No information relating to the Group of which the Buyer has knowledge (actual or constructive) and no investigation by or on behalf of the Buyer shall prejudice any claim by the Buyer under the Warranties or reduce any amount recoverable thereunder.

7.6	Each of the parties irrevocably and unconditionally agrees that it will not (and will procure that no member of its respective group will) bring any claim or other action (including a claim for contribution under the Civil Liability (Contributions) Act 1978) of whatever nature and which exists now or may exist in the future and whether known or not known to it at the date hereof and whether in relation to a matter which is past, present or future and in respect of negligence or otherwise (“Claim”) against any professional advisers of the other party in relation to any matter arising (directly or indirectly) out of or in connection with this agreement and/or any Transaction Document. To the extent that any such Claim exists (if any and without prejudice to the aforesaid), each of the parties irrevocably and unconditionally waives the right to bring any form of claim against or recover any sums from any of the other party’s professional advisers in relation to any Claim and unconditionally and irrevocably releases the other party’s professional advisers from any liability in respect of any such Claim. It is intended that any relevant professional adviser shall be entitled to the benefit of the undertakings, releases and waivers provided for in this clause for the purpose of, inter alia, the Contracts (Rights of Third Parties) Act 1999.

Nothing in this clause shall exclude or limit liability in respect of Claims arising directly out of any statements made fraudulently or arising as a direct result of wilful concealment by such professional advisers.

7.7	The Seller shall indemnify and keep indemnified at all times the Buyer, the Buyer as trustee for the Group and any successors and assignees of the Buyer against, and shall hold them harmless from, any loss, liability, third-party claim, damage, penalty, judgment or expense (including without limitation any application fees and reasonable legal fees and expenses) arising from (i) any failure on the part of the Seller to comply with its obligations under clause 6.1; (ii) any failure on the part of the Seller to make full provision or reserve for or disclose all liabilities (including all actual or contingent liabilities to Tax) of the Company whether actual, contingent or otherwise as at the Accounts Date in the Accounts Date Balance Sheet; (iii) any payments made by the Companies from the period beginning 1 January 2003 up to and including the Completion Date to or for the account of a member of the Seller’s Group, other than payments made pursuant to the provisions of clause 6 or to settle amounts resulting from the ordinary and proper course of trading that are not otherwise prohibited under this agreement. The parties hereby agree that a claim shall not be brought by the Buyer under this clause 7.7 after the later of 31 March 2004 and the date on which the audit of the accounts of the Group as at and for the financial period ended on 31 December 2003 is completed.

7.8	The Seller shall indemnify and keep indemnified at all times the Buyer, the Buyer as trustee for the Group and any successors and assignees of the Buyer against, and shall hold them harmless from, all costs, expenses, claims, demands, awards, losses, damages and liabilities (including VAT and any other taxes thereon) incurred, suffered or paid by or made against the Buyer or the Group as a result any debt arising under section 75 of the Pensions Act 1995.

7.9	The Seller shall indemnify and keep indemnified at all times the Buyer, the Buyer as trustee for the Group and any successors and assignees of the Buyer from and against, and shall hold them harmless from, all claims, damages, losses and expenses including but not limited to reasonable legal fees arising from any claim that any use by the Buyer and the Group (both before and after the Completion Date) and their permitted licensees of any trademarks (including without limitation any brands, trade names, logos and get-up) to the extent and in the territories in which they were used in the business of the Group prior to the Completion Date, infringes the rights of any third party. Furthermore, the Seller shall indemnify and keep indemnified the Buyer in respect of the costs of and expenses associated with the procurement of assignments of the registered and unregistered rights in the trade marks comprising the Gains name and associated logos as used in the business of the Group in various jurisdictions throughout the world prior to the Completion Date to the extent the Trade Mark Assignment does not vest title in said trade marks in GAC. For the avoidance of doubt the indemnity set out above shall be without prejudice to the Seller’s obligation to deliver the executed Trade Mark Assignment in accordance with clause 5.2 (j).

7.10	The Seller shall indemnify and keep indemnified at all times the Buyer, the Buyer as trustee for the Group and any successors and assignees of the Buyer against, and shall hold them harmless from, any loss, liability, third-party claim, damage, penalty, judgement or expense (including any application fees and reasonable legal fees and expenses) arising from any failure on the part of the Seller or any Group Company to obtain any permit, licence, consent, approval, certificate, registration or other authorisation or filing of a notification, report, form or assessment necessary, or to make any required payments (including without limitation any payments to the US Universal Service Funds or similar funds in other jurisdictions) in respect of any period prior to Completion in any jurisdiction for the provision of such Group Company’s telecommunications services or networks to its customers.

7.11	The Seller shall indemnify and keep indemnified at all times the Buyer, the Buyer as trustee for the Group and any successors and assignees of the Buyer against, and shall hold them harmless from, all damages, losses, expenses, liabilities, actions, claims and proceedings suffered or incurred by the Buyer or Group as a result of any claim by Carr Futures Pte in respect of any act or omission of any member of the Seller’s Group occurring prior to the Completion Date.

7.12	The Seller shall indemnify and keep indemnified at all times, the Buyer, the Buyer as trustee for the Group, and any successors and assignees of the Buyer against, and shall hold them harmless from, any liability whatsoever arising on or prior to the first anniversary of the Completion Date in connection with any of the Properties, except for the London Property, in so far as the Buyer continues to occupy or use such Properties in accordance with past practice of the Seller and provided that the Buyer does not know such practice to be unreasonable.

7.13	The parties agree that the liability of the Seller under sub-clauses 7.7, 7.8, 7.9, 7.10, 7.11, and 7.12 shall be limited as set out in paragraph 6 (Ceiling on Claims) of schedule 4 as if any claims made under such sub-clauses were Claims.

7.14	The Buyer shall not be entitled to recover more than once in respect of the same loss covered by any part of this agreement or the Tax Deed.

7.15	The Buyer hereby warrants to the Seller in the terms of the warranties set out in part 1 of schedule 11 and the liability of the Buyer under such warranties (the “Buyer’s Warranties”) shall be limited as set out in part 2 of schedule 11.

7.16	The Buyer shall indemnify and keep indemnified at all times the Seller against, and shall hold it harmless from, any liability it may suffer arising from the Call Option Deed. The parties agree that the liability of the Buyer under this clause 7.15 shall be limited as set out in part 2 of schedule 11.

8.	PROTECTION OF GOODWILL

8.1	The Seller hereby undertakes to procure that (except as otherwise agreed in writing with the Buyer) no member of the Seller’s Group will either directly or indirectly and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

(a)	for a period of 3 years from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than five per cent. of the votes which can generally be cast at a general meeting of the company) interested in a business which competes with the type of business carried on by any member of the Group at Completion in the US, the UK, Hong Kong, Singapore, Australia, Germany, France, Bermuda, Canada, or Japan;

(b)	for a period of 3 years from Completion solicit or accept the custom of any person in respect of goods or services competitive with those supplied by any member of the Group during the period of 12 months prior to Completion, such person having been a customer of the Company in respect of such goods or services during such period;

(c)	for a period of 3 years from Completion induce, solicit or endeavour to entice to leave the service or employment of any member of the Group, any person who during the period of 12 months prior to Completion was an employee of any member of the Group occupying a senior or managerial position and likely (in the opinion of the Buyer) to be:

(i)	in possession of confidential information relating to; or

(ii)	able to influence the customer relationships or connections of any member of the Group; or

(d)	use any trade or domain name (including the expression “Gains” or any colourable imitation thereof) or e-mail address used by any member of the Group at any time during the 3 years immediately preceding the date of this agreement or any other name intended or likely to be confused with any such trade or domain name or e-mail address.

8.2	The Seller agrees that the undertakings contained in this clause 8 are reasonable and are entered into for the purpose of protecting the goodwill of the business of each member of the Group and that accordingly the benefit of the undertakings may be assigned by the Buyer and its successors in title without the consent of the Seller.

8.3	Each undertaking contained in this clause 8 is and shall be construed as separate and severable and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or unenforceable in whole or in part for any reason the remaining undertakings or parts thereof, as appropriate, shall continue to bind the Seller.

8.4	If any undertaking contained in this clause 8 shall be held to be void but would be valid if deleted in part or reduced in application, such undertaking shall apply with such deletion or modification as may be necessary to make it valid and enforceable. Without prejudice to the generality of the foregoing, such period (as the same may previously have been reduced by virtue of this clause 8.4) shall take effect as if reduced by six months until the resulting period shall be valid and enforceable.

8.5	If the Buyer gives the Seller notice pursuant to clause 9.3 of the Tullett Supplier Agreement of its intention to cease to procure the provision of services, pursuant to such agreement, by reason of substantial cessation of the business as carried on by the Group, then the undertakings contained in this clause 8 shall cease to have any effect from the date of such notice.

9.	CONFIDENTIAL INFORMATION

9.1	The Seller shall:

(a)	not, and shall procure that no other member of the Seller’s Group or any director, officer or employee or adviser or agent of the Seller’s Group shall, use or disclose to any person Confidential Information; and

(b)	use all reasonable endeavours to prevent the use or disclosure of Confidential Information by any person other than by members of the Buyer’s Group.

9.2	Clause 9.1 does not apply to:

(a)	disclosure of Confidential Information to or at the written request of the Buyer;

(b)	use or disclosure of Confidential Information required to be disclosed by law, regulation, any revenue authority or the London Stock Exchange, or the UK Listing Authority;

(c)	disclosure of Confidential Information to professional advisers for the purpose of advising the Seller; or

(d)	Confidential Information which is in the public domain other than due to a breach by the Seller of clause 9.1.

10.	REVERSIONER’S CONSENT

The following provisions shall apply in relation to the London Property in respect of which the Reversioner’s Consent is required:

10.1	Tullett shall forthwith and at Gains UK’s cost apply for and use reasonable endeavours to obtain the Reversioner’s Consent as soon as possible which if deemed appropriate by Tullett or if required by Gains UK shall include commencing and pursuing the issue of a declaration from the court that the Reversioner’s Consent is being unreasonably withheld (the “Declaration”) and shall give Gains UK and the Buyer notice forthwith on obtaining the Reversioner’s Consent.

10.2	Gains UK shall use all reasonable endeavours to assist Tullett in obtaining the Reversioner’s Consent and in particular shall promptly provide all such information as Tullett may require in relation to the obtaining of the Reversioner’s Consent and such other information as the landlord may be entitled to request under the terms of the Lease.

10.3	Pursuant to the terms of the Lease Gains UK will enter into a direct covenant with the Reversioner to observe and perform the terms of the Lease throughout the remainder of the term and any statutory extension of it and/or provide such additional security for the performance of the lessee’s covenants (whether by way of guarantee, rent deposit, bank guarantee or otherwise) as the Reversioner may reasonably require.

10.4	Gains UK shall on and from the Completion Date be permitted to enter into occupation of the London Property as tenant at will.

10.5	Gains UK shall from the Completion Date until completion of the Underlease or determination of this agreement in so far as it relates to the London Property and all other payments paid or payable by Tullett under the Lease (whether by rescission or otherwise) or until it vacates the London Property pursuant to any provision in this clause 10 be responsible for the payment of all outgoings on the London Property (save that any rent, service charge, insurance premium or other sums payable to the Reversioner shall be paid by Gains UK to Tullett and Tullett shall promptly pay such sums to the Reversioner) and observe and perform the covenants agreements conditions and stipulations on the part of the lessee to be performed and observed under the Lease and shall indemnify Tullett against any losses arising out of any breach of these obligations.

10.6	The following further provisions shall apply in relation to any period of occupation of the London Property by Gains UK prior to completion of the Underlease:

(a)	Tullett so far as it is lawfully able to do so shall permit Gains UK to remain in occupation of the London Property which occupation shall continue as a tenancy at will;

(b)	Gains UK shall not carry out any activity for which the consent of any third party may be required without such consent being obtained or carry out any such activity which would constitute a breach or non-observance of the covenants and conditions in the Lease; and

(c)	The occupation shall be personal to Gains UK.

10.7	If the Reversioner’s Consent shall be refused or shall not have been obtained by the date falling nine months after the Completion Date, save that if application for a Declaration has been made then the date falling nine months after the Completion Date shall be postponed to two weeks after the date of the Declaration whichever is the later, either party may provided that it has fully complied with its obligations under clauses 10.1 and 10.2 above at any time after such refusal or the expiry of such period as the case may be (and provided the Reversioner’s Consent shall still not have been granted) by notice in writing to the other party this clause 10 shall cease to have effect (and Gains UK shall forthwith vacate the London Property) but without prejudice to any rights or remedies which may by then have accrued to Tullett against Gains UK.

10.8	If any landlord lawfully requests Tullett to terminate Gains UK’s occupation or serves upon Tullett or Gains UK a writ or summons for possession of the London Property on the ground of breach of covenant against parting with possession or occupation thereof without such landlord’s consent Tullett and Gains UK shall (unless either Tullett or Gains UK obtains advice from a leading Counsel specialising in landlord and tenant law that any defence to the claim of the relevant landlord would be unlikely to succeed) at all times at Gains UK’s expense defend such proceedings on the ground that such consent has been unreasonably withheld and such other grounds (if any) as may be reasonable in the circumstances.

10.9	If pursuant to clauses 10.7 to 10.8 inclusive, Gains UK is required to vacate the London Property, Tullett shall indemnify Gains UK in respect of any Relocation Costs up to a maximum of £200,000 incurred by Gains UK upon receiving proof that Gains UK has incurred each such Relocation Cost.

11.	ANNOUNCEMENTS

11.1	No party shall disclose the making of this agreement nor any other agreement referred to in this agreement (except those mailers set out in the press release in the agreed terms and the customer, client or supplier letters in the agreed terms and subject to clause 11) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is:

(a)	to its professional advisers; or

(b)	required by law or the rules or standards of the London Stock Exchange or the Listing Rules of the UK Listing Authority or the US Securities and Exchange Commission or the rules and requirements of any other regulatory body and disclosure shall then only be made by that party:

(i)	after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party/parties; and

(ii)	to the person or persons and in the manner required by law or the London Stock Exchange, the Panel on Takeovers and Mergers or the UK Listing Authority or the US Securities and Exchange Commission or such other regulatory body or as otherwise agreed between the parties.

11.2	The restrictions contained in clause 11.1 shall apply without limit of time and whether or not this agreement is terminated.

12.	ASSIGNMENT

12.1	This agreement is personal to the parties and accordingly subject to clause 12.2 no party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party’s obligations nor any benefit arising under this agreement or the Tax Deeds.

12.2	The Buyer may (without the consent of the Seller) assign to any member of the Buyer’s Group or to any party exercising the Call Option Deed, the benefit of all or any of the Buyer’s obligations or any benefit it enjoys under this agreement or the Tax Deeds and the Buyer shall be fully released from any obligations so assigned, it being understood that the Seller shall have no greater liability to any assignee under this agreement or the Tax Deeds than it would have had to the original party to this agreement; and

The Seller, as from the Completion Date, hereby assigns all of its rights and obligations or any benefit it enjoys under the Call Option Deed to GAC, and GAC hereby agrees to accept such assignment as from the Completion Date.

12.3	The sale or transfer of all or part of the business of any member of the Group to any member of the Buyer’s Group shall not affect the liability of the Seller under any provision of this agreement whatsoever.

12.4	The Buyer may disclose to a proposed assignee information in its possession relating to the provisions of this agreement, the negotiations relating to this agreement, the subject matter of this agreement and the other party which it is necessary to disclose for the purposes of the proposed assignment, notwithstanding the provisions of clause 12 provided that such disclosure shall be made only after notice has been given to the other party of the identity of the proposed assignee.

13.	COSTS

Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares.

14.	EFFECT OF COMPLETION

14.1	The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

14.2	The remedies of the Buyer in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

15.	FURTHER ASSURANCES

15.1	Following Completion the Seller shall from time to time forthwith upon request from the Buyer at the Seller’s expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Buyer for the purpose of vesting in the:

(a)	Buyer the full legal and beneficial title to the:

(i)	Shares and otherwise giving the Buyer the full benefit of this agreement; and

(ii)	Intellectual Property used by the Company except where such Intellectual Property is the subject of licences to the Company as at the date hereof; and

(b)	Company title to the London Property in accordance with paragraph 18.3 of schedule 3 or insofar as any consent or licence may be required by reason of the transactions set out in this agreement or otherwise to enable any of the Properties to continue to be vested with title as aforesaid in the Company when under the ownership or control of the Buyer or other person being entitled for the time being to the benefit of the Warranties.

16.	ENTIRE AGREEMENT

Each party acknowledges and agrees with the other parties that:

(a)	this agreement together with any other documents referred to in this agreement, including the Preferred Supplier Agreements, the Totan Services Agreement, the Transitional Services Agreement, the Trade Mark Assignment and the Tax Deeds, (together the “Transaction Documents”) constitutes the entire and only agreement between the parties relating to the subject matter of the Transaction Documents;

(b)	it has not been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that it has been, it unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

PROVIDED THAT the provisions of this clause 16 shall not exclude any liability which any of the parties would otherwise have to any other party or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

17.	VARIATIONS

This agreement may be varied only by a document signed by the Seller and the Buyer.

18.	WAIVER

18.1	A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party or parties and then only in the instance and for the purpose for which it is given.

18.2	No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

18.3	No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

18.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

19.	INVALIDITY

19.1	If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity. legality and enforceability under the law of any other jurisdiction of that or any other provision,

shall not be affected or impaired in any way.

20.	NOTICES

20.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

in the case of the Buyer to: c/o GS Capital Partners 2000 L.P. 85 Broad Street New York NY 10004 Fax: 001 212 357 5505 Attention: Joseph Gleberman

in the case of the Seller to: Tullett plc Cable House 54-62 New Broad Street London EC2M 1JJ Fax: 020 7528 8172 Attention: Company Secretary

and shall be deemed to have been duly given or made as follows:

(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by first class post, two Business Days after the date of posting:

(c)	if sent by air mail, four Business Days after the date of posting; and

(d)	if sent by fax, when despatched;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

20.2	A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 20.1 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

21.	COUNTERPARTS

This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

22.	GOVERNING LAW AND JURISDICTION

22.1	This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

22.2	Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement or its formation

(respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of England.

22.3	Each party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of England are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 22 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

22.4	Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document (“Documents") for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:

(a)	the Seller to Tullett plc, Cable House, 54-62 New Broad Street, London EC2M 1JJ (marked for the attention of the company secretary); and

(b)	the Buyer to Goldman Sachs International, Peterborough Court, 133 Fleet Street, London EC4A 2BB (marked for the attention of Ulrika Werdelin),

or such other person and address in England and/or Wales as the Seller shall notify the Buyer in writing or vice versa from time to time.

23.	THIRD PARTY RIGHTS

23.1	Any person (other than the parties to this agreement) who is given any rights or benefits under clauses 7.2, 7.6 and 16 (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

23.2	Save as provided in clause 23.1 above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

23.3	The parties may, amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

23.4	Any Third Party entitled pursuant to the Contracts (Rights of Third Parties) Act 1999 to enforce any rights or benefits conferred on it by this agreement may not veto any amendment, variation or termination of this agreement which is proposed by the parties and which may affect the rights or benefits of the Third Party.

24.	PENSIONS

The provisions of schedule 7 shall apply in relation to the Group’s pension scheme(s).

IN WITNESS whereof this agreement has been executed on the date first above written.

SCHEDULE 1
Particulars relating to the Companies
Part 1
Gain International (Europe) Limited

Country of Incorporation:	England & Wales

Date of Incorporation:	12 September 1990

Registered number:	2539234

Authorised share capital:	£2,000,100 (divided into 2,000,100 shares of £1 each)

Issued share capital:	£1,215,002 (divided into 1,215,002 shares of £1 each)

Directors:	Bruce Paul Collins Geoffrey Ian Aitken Chapman Stephen Roger Corker Stephen Andrew Jack
Secretary:	Christopher Aubrey Nolan Burt

Auditors:	Ernst & Young LLP

Accounting reference date:	31 December

Registered Office:	Cable House 54-62 New Broad Street London EC2M 1JJ

Part 2
Gains International (U.S.) Inc.

Country of Incorporation:	U.S. (New York)

Date of incorporation:	22 August 2001

Authorised share capital:	$10 (divided into 1000 shares of Common Stock of one cent ($0.01) par value each)

Issued share capital:	$2 divided into 200 shares of $0.01 each

Directors:	G.H. Wasilewski G.I. Chapman W.C. Holub
Secretary:	L. Mattielli

Auditors:	Ernst & Young LLP

Accounting reference date:	31 December

Registered Office:	1 State Street Plaza New York NY 1004 USA

Part 3
Gains International Asia Holdings Limited

Country of Incorporation:	Hong Kong

Date of Incorporation:	18 May 2001

Registered number:	(No. 756987)

Authorised share capital:	HK$10,000 (divided into 10,000 shares of HK$1.00 each)

Issued share capital:	HK$2 (divided into 2 shares of HK$1.00 each)

Directors:	P.E. Lines K.S.B Luk Y.P. Ng G.I.A. Chapman
Secretary:	Kenny Wong

Auditors:	Ernst & Young

Accounting reference date:	31 December

Registered Office:	Suite 1001 10/F Citic Tower 1 Tim Mei Avenue Central Hong Kong

SCHEDULE 2
Particulars relating to the Subsidiaries

Gains International (Hong Kong) Limited

Country of Incorporation:	Hong Kong

Date of Incorporation:	6 July 2001

Registered number:	762320

Authorised share capital:	HK$10,000 (divided into 10,000 shares of HK$1.00 each)

Issued share capital:	HK$2 (divided into 2 shares of HK$1.00 each)

Directors:	Y.P. Ng P.E. Lines K.S.B. Luk
Secretary:	Kenny Wong

Auditors:	Ernst & Young

Accounting reference date:	31 December

Registered Office:	Suite 1001 10th Floor Citic Tower 1 Tim Mei Avenue Central Hong Kong

Gains International Infocom (Singapore) Pte Ltd

Country of Incorporation:	Republic of Singapore

Date of Incorporation:	7 July 2001

Registered number:	200104496E

Authorised share capital:	$200,000 (divided into 200,000 ordinary shares of $1.00 each)

Issued share capital:	$150,000 (divided into 150,000 ordinary shares of $1.00 each)

Directors:	P.E. Lines G.I.A. Chapman Y.P. Ng
Secretary:	S. Lim Guat Hua

Auditors:	Ernst & Young

Accounting reference date:	31 December

Registered Office:	11 Collyer Quay (No 10-04) The Arcade Singapore 049317

Gains International (Australia) Pty Ltd

Country of Incorporation:	Australia

Date of Incorporation:	17 July 2001

Registered number:	097523218

Authorised share capital:	A $2

Issued share capital:	A $2

Directors:	P.E. Lines C. Bennett
Secretary:	T. Mitas

Auditors:	Ernst & Young

Accounting reference date:	31 December

Registered Office:	L19,60 Margaret Street Sydney NSW Australia 2000

SCHEDULE 3
The Warranties

For the purpose of this schedule 3 Company means all of Gains UK, Gains US and Gains HK and includes the Subsidiaries, all of them and each of them as the context admits.

Any Warranty expressed to be given “to the best of the Seller’s knowledge and belief” or “so far as the Seller is aware” or otherwise qualified by reference to the knowledge of the Seller shall not be qualified in the manner stated unless the Seller establishes that it has made all reasonable enquiries of the Relevant Persons to establish the truth and accuracy of that Warranty.

In this schedule 3 the following words have the following meanings, unless the context otherwise requires:

“Activities” means any activity, operation or process carried out by the Company at any property whether or not currently owned, occupied or used by the Company;

“Claim for Tax” means any of the following:

(a)	any liability to make a payment of Tax and any claim, assessment, demand, notice or other document issued or action taken by or on behalf of any person, authority or body whatsoever and of whatever country, including any Tax Authority, which claims payment of Tax;

(b)	any non-availability or loss of or reduction of any relief (including in particular a right to repayment);

“distribution” means a distribution as defined by sections 209 to 211 (inclusive) of the TA and section 418 of the TA;

“Environment” means any and all living organisms (including man), ecosystems, property and the media of air (including air in buildings, natural or man-made structures, below or above ground) water, (as defined in section 104(1) of the Water Resources Act 1991 and within drains and sewers) and land (including under any water as described above and whether above or below surface);

“Environmental Laws” means all international, EU, national, federal, state or local statutes, (which for the avoidance of doubt shall include section 57 and Schedule 22 of the Environment Act 1995 and the guidance and regulations adopted under those provisions,) bylaws, orders, regulations or other law or subordinate legislation or common law, all orders, ordinances, decrees or regulatory codes of practice, circulars, guidance notes and equivalent controls concerning the protection of human health or which have as a purpose or effect the protection or prevention of harm to the Environment or health and safety which are binding in relation to any of the Properties and/or upon the Company in the relevant jurisdiction in which the Company has been or is operating (including by the export of its products, or its waste thereto) on or before Completion;

“ERA” means the Employment Rights Act 1996;

“IHTA” means the Inheritance Tax Act 1984;

“L&T Covenants Act” means the Landlord and Tenant (Covenants) Act 1995;

“Lease” means the lease specified in schedule 6;

“Relevant Persons” shall mean the following persons: Geoff Chapman, Phillip Lines, Damian Hart, Greg Wasilewski, Mario Macrina, Lou Mattielli, Jayne Woolley, Sang Lam, Dave Cooper, Stephen Jack, Simon Clark, Stephen Corker, Larry Ing, Kenny Wong, Tina Mitas, Matthew Richardson, Sarah Flannigan and Jonathan Mattiske;

“Substantial Customer” means a customer accounting for more than five per cent. of the Group’s sales in the financial year ended on the Accounts Date;

“Substantial Supplier” means a supplier accounting for more than five per cent. of the Group’s purchases in the financial year ended on the Accounts Date;

“Systems” means all plant, equipment, systems, devices and components which contain or are controlled or monitored by computer systems, microprocessors or software;

“Tax” or “tax” means any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith and includes corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, sales tax, customs excise and import duties, stamp duty, stamp duty reserve tax, insurance premium tax, air passenger duty, land fill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation;

“Taxation Authority” means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having power or authority in relation to Tax including the Inland Revenue and HM Customs and Excise;

“Tax Return” means any return required to be made to any Taxation Authority of Tax, income profits or gains or of any other accounts or information relevant for the purposes of Taxation including any related accounts, computations and attachments;

“Taxation Statutes” means all statutes, statutory instruments, orders enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax;

“TCGA” means the Taxation of Chargeable Gains Act 1992;

“TMA” means the Taxes Management Act 1970;

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

“TULR(C)A” means the Trade Union and Labour Relations (Consolidation) Act 1992;

“VATA” means the Value Added Tax Act 1994 and “VAT legislation” means VATA and all regulations and orders made thereunder; and

“Workers” means the employees, directors and officers of the Company.

1.	SELLER’S CAPACITY

1.1	Authorisations

The Seller has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion.

1.2	Proper Execution

The Seller’s obligations under this agreement and each document to be executed at or before Completion are or when the relevant document is executed, will be enforceable in accordance with their terms.

2.	THE COMPANY, THE SHARES AND THE SUBSIDIARIES

2.1	Incorporation and Existence

(a)	Gains International (Europe) Limited is a limited company incorporated under the laws of England;

(b)	the Seller is a limited company incorporated under the laws of the Netherlands;

(c)	Gains International (US) Inc. is a corporation incorporated under the laws of the state of New York;

(d)	Gains International Asia Holdings Limited and Gains International (Hong Kong) Limited are limited companies incorporated under the laws of Hong Kong;

(e)	Gains International (Australasia) Pty Limited is a limited company incorporated under the laws of Australia; and

(f)	Gains International Infocom (Singapore) Pte Limited is a limited company incorporated under the laws of the state of Singapore,

and each of them has been in continuous existence since incorporation.

2.2	The Shares

(a)	The Seller is the only legal and beneficial owner of the Shares.

(b)	The Company has not allotted any shares other than the Shares and the Shares are fully paid or credited as fully paid.

(c)	There is no Encumbrance in relation to any of the Shares or unissued shares in the capital of the Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Shares and no Group Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any of the Shares or any interest therein to any person.

(d)	Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

2.3	The Subsidiaries

(a)	The Company does not have any subsidiary undertakings other than the Subsidiaries. Each of the Subsidiaries is a wholly-owned subsidiary of Gains HK (unless otherwise indicated in schedule 2) and each of the shares of each such company has been properly allotted and issued and is fully paid or credited as fully paid.

(b)	There is no Encumbrance in relation to any of the shares or unissued shares in the capital of any of the Subsidiaries. No person has claimed to be entitled to an Encumbrance in relation to any of the shares of any of the Subsidiaries and no Group Company is under any obligation (whether actual or contingent) to sell, charge or otherwise dispose of any shares in any of the Subsidiaries or any interest therein to any person.

(c)	Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of any of the Subsidiaries (including an option or right of pre-emption or conversion).

(d)	The Company does not own any shares or stock in the capital of nor does it have any beneficial or other interest in any company or business organisation other than the Subsidiaries nor does the Company control or take part in the management of any other company or business organisation.

3.	ACCOUNTS

3.1	General

(a)	The Accounts have been prepared in accordance with Generally Accepted Accounting Standards, Principles and Policies in the United Kingdom consistently applied.

(b)	The Accounts have been prepared with due care and attention, and to the knowledge of the Seller show a true and fair view of the assets and liabilities of the Group at the Accounts Date and the profits and losses of the Group for the financial year ended on the Accounting Date.

3.2	Liabilities

The Accounts make full provision or reserve for or disclose all liabilities (including all actual or contingent liabilities to Tax) of the Company whether actual, contingent or otherwise.

3.3	Off Balance Sheet Financing

No member of the Group is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required to be shown or reflected in the Accounts.

3.4	Accounting and Other Records

(a)	The books of account and all other records of the Company (including any which it may be obliged to produce under any contract now in force) are up-to-date, in its possession and have been prepared in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

(b)	So far as the Seller is aware all material deeds and documents (properly stamped where stamping is necessary for enforcement thereof) belonging to the Company or which ought to be in the possession of the Company are in the possession of the Company.

3.5	Accounting Reference Date

The accounting reference date of the Company is, and during the last six years has always been, 31 December.

4.	CHANGES SINCE THE ACCOUNTS DATE

4.1	General

Since the Accounts Date:

(a)	the Company has carried on its business in the ordinary and usual course and so as to maintain the business as a going concern;

(b)	there has been no material adverse change in the financial or trading position or prospects of the Company; and

(c)	there has been no material reduction in the value of those fixed assets specified in the Accounts, to the extent still owned by the Company.

4.2	Specific

Since the Accounts Date the Company has not taken or suffered to occur any action, event or occurrence that would be prohibited by or constitute a breach of clause 4.1(b) or schedule 5 of this agreement.

5.	ASSETS

5.1	Title

(a)	Except for those assets that are leased or subject to hire purchase agreements, there are no Encumbrances, nor has the Company agreed to create any Encumbrances, over any part of its undertaking or assets and each asset used by the Company (tangible or intangible) is:

(i)	legally and beneficially owned by the Company; and

(ii)	where capable of possession, in the possession of the Company.

(b)	The Company owns each asset (tangible or intangible) used for the operation of its business as currently conducted and without limitation no rights (other than rights as shareholders in the Company) relating to the business of the Company are owned or otherwise enjoyed by or on behalf of any member of the Seller’s Group.

5.2	Hire Purchase and Leased Assets

Copies of all material bills of sale or any hiring or leasing agreement, hire purchase agreement, credit or conditional sale agreement, agreement for payment on deferred terms or any other similar agreement to which the Company is a party have been provided to the Buyer.

5.3	Debts

Except to the extent to which specific provision or reserve has been made in the Accounts, all book debts owed to the Company and whether included in the Accounts or arising since the Accounts Date will be duly paid in full not later than the Completion Date and none of such debts has been factored, sold or agreed to be sold by the Company.

5.4	Condition of Assets

The machinery, equipment, furniture and other improvements, fixtures, vehicles and other tangible property that are owned or used by the Company or are material to such business, are accessible at all required times, in good operating condition and repair (normal wear and tear excepted), and, so far as the Seller is aware, free of any material structural or engineering defects and are being regularly and properly maintained and replaced in accordance with past practice.

6.	INTELLECTUAL PROPERTY

6.1	General

(a)	Save for Intellectual Property licensed to the Company, the Company is the sole and absolute legal and beneficial owner of all Intellectual Property used by the Company in connection with its business.

(b)	Save for Intellectual Property licensed to the Company, the Intellectual Property used by the Company in connection with its business is free from Encumbrances and, in the case of confidential information, any disclosure obligation and is subsisting.

6.2	Renewal Maintenance

All registration and renewal fees which are due have been paid in relation to the Intellectual Property which is registered or applied for in the name of the Company. All reasonable steps have been taken for the prosecution (in the case of applications) and maintenance (in the case of registrations) of such Intellectual Property and all reasonable steps have been taken for the maintenance and protection of unregistered Intellectual Property owned by the Company.

6.3	Licences

(a)	The terms of all licences or rights which have been granted by the Company or which are being currently negotiated or other agreement or consents or undertakings entered into by the Company or the Seller or members of the Seller’s Group relating to Intellectual Property are set out in the Disclosure Letter and unless disclosed neither the Company nor any member of the Seller’s Group is obliged to enter into any such agreement relating to the business of the Company. There has been or is no material breach by the Company nor is there any fact or matter which would create such a breach of such licences or undertakings.

(b)	The terms of all licences or rights granted to the Company or which are being currently negotiated or other agreement or consents or undertakings entered into by the Company or the Seller or members of the Seller’s Group relating to the Intellectual Property used in the business of the Company are set out in the Disclosure Letter and unless disclosed neither the Company nor any member of the Seller’s Group is obliged to enter into any such agreement relating to the business of the Company. There has been or is no breach nor is there any fact or matter which would or may create a breach of such licences or undertakings.

6.4	Infringement

(a)	The conduct by the Company of its business does not and is not likely to infringe the Intellectual Property (other than patents, registered trade marks and registered design rights) of any other person.

(b)	So far as the Seller is aware the conduct by the Company of its business does not and is not likely to infringe the patents, registered trade marks and registered design rights of any other person.

(c)	No proceedings claims or complaints have been brought or threatened in writing by any third party or competent authority against the Company or any member of the Seller’s Group in relation to the Intellectual Property owned by or licensed to the Company including any concerning title subsistence validity or enforceability or grant of any right or interest in such Intellectual Property.

(d)	So far as the Seller is aware no third party is infringing or threatening to infringe or misuse the Intellectual Property owned by or licensed to the Company.

(e)	The Company is not subject to any injunction, undertaking or court order or order of any other authority of competent jurisdiction not to use or restricting the use of any Intellectual Property.

6.5	Confidential Agreements

Save as disclosed, the Company has not (other than in the ordinary course of its business) entered into any agreement and is not subject to any duty which restricts the Company’s free use or disclosure of any information used by it in the conduct of its business and the Company is not in material breach of such disclosed agreement or duty.

7.	EFFECT OF SALE

7.1	Having made no enquiry of the Buyer, neither the execution nor performance of this agreement or any document to be executed at or before Completion will:

(a)	result in the Company losing the benefit of a Permit or an asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this agreement in any jurisdiction; or

(b)	conflict with, or result in a breach of, or give rise to an event of default or revocation under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under a Permit, an agreement, arrangement or obligation to which the Company is a party or a legal or administrative requirement in any jurisdiction; or

(c)	as far as the Seller is aware, result in any Substantial Customer being entitled (and if a Substantial Customer is so entitled, so far as the Seller is aware, it will not exercise any such entitlement) to cease dealing with the Company or substantially to reduce its existing level of business or to change the terms upon which it deals with the Company; or

(d)	as far as the Seller is aware, result in any Substantial Supplier being entitled (and if a Substantial Supplier is so entitled, so far as the Seller is aware, it will not exercise any such entitlement) to cease supplying the Company or substantially to reduce its supplies to or to change the terms upon which it supplies the Company; or

(e)	as far as the Seller is aware, make the Company liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any assets, including shares held by it in other bodies corporate under their articles of association or any agreement or arrangement.

8.	CONSTITUTION

8.1	Intra Vires

The Company has the power to carry on its business as now conducted and the business of the Company has at all times been carried on intra vires.

8.2	Memorandum and Articles

The memorandum and articles of association of the Company in the form provided to the Buyer are true and complete.

8.3	Register of Members

The register of members of the Company has been properly kept and contains true and complete records of the members from time to time of the Company and so far as the Seller is aware the Company has not received any notice or allegation that any of them is incorrect or incomplete or should be rectified.

8.4	Powers of Attorney

The Company has not executed any power of attorney or conferred on any person other than its directors, officers and employees any authority to enter into any transaction on behalf of or to bind the Company in any way and which power of attorney remains in force or was granted or conferred within one year of the Completion Date.

8.5	Statutory Books and Filings

(a)	The statutory books of the Company are up-to-date, in its possession and are in accordance with applicable law.

(b)	All resolutions, annual returns and other documents required to be delivered to the Registrar of Companies (or other relevant company registry or other corporate authority in any jurisdiction) have been properly prepared and filed and are true and complete and if applicable the common seal of the Company is in its possession.

9.	INSURANCE

9.1	Policies

The Disclosure Letter contains a list of each current insurance and indemnity policy in respect of which the Company has an interest (together the “Policies"). Each of the Policies is valid and so far as the Seller is aware enforceable and is not void or voidable. The Seller is not aware of any circumstances which might make any of the Policies void or voidable or enable any insurer to refuse payment of all or part of any claim under the Policies.

9.2	Insurance of Assets

Each insurable asset of the Company has at all material times been and is at the date of this agreement insured against each risk normally insured against by a prudent person operating the types of business operated by the Company.

9.3	Other Insurance

The Company has at all material times been and is at the date of this agreement insured against accident, damage, injury, third party loss (including product liability), loss of profits and any other risk normally insured by a prudent person operating the types of business operated by the Company and so far as the Seller is aware has at all times effected all insurances required by law.

9.4	Claims

No claim is outstanding under any of the Policies and so far as the Seller is aware no matter exists which might give rise to a claim under any of the Policies.

9.5	Premiums

The Company has paid all premiums due in respect of all the Policies and so far as the Seller is aware has not done or omitted to do anything which might result in an increase in the premium payable under any of the Policies.

10.	CONTRACTUAL MATTERS

10.1	Validity of Agreements

(a)	Neither the Company nor the Seller has any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of, an agreement, arrangement or obligation to which the Company is a party. No party with whom the Company has entered into an agreement, arrangement or obligation has given notice of its intention to terminate, or has sought to repudiate or disclaim, the agreement, arrangement or obligation.

(b)	No party with whom the Company has entered into an agreement or arrangement is in material breach of the agreement or arrangement. As far as the Seller is aware, no matter exists which might give rise to such breach.

(c)	The Company is not in material breach of any agreement or arrangement. As far as the Seller is aware no matter exists which might give rise to such breach.

10.2	Standard Terms and Conditions

A copy of the standard terms and conditions of business of the Company have been provided to the Buyer and the Company has not entered into an agreement or arrangement with a customer or supplier materially different from these.

10.3	Supply Contracts

Full details of all agreements or arrangements for the supply of products, services or goods to or by the Company which involve or are likely to involve the supply of goods or services the aggregate sale value of which will represent in excess of five per cent. of the turnover for the financial year of the Group ended on the Accounts Date have been provided to the Buyer.

10.4	Material Agreements

(a)	The Company is not a party to and is not liable under any contract, transaction, arrangement or liability which:

(i)	is outside the ordinary and proper course of business;

(ii)	is of a long-term nature (that is, unlikely to have been fully performed, in accordance with its terms, more than six months after the date on which it was entered into or undertaken);

(iii)	is incapable of termination in accordance with its terms, by the Company, on 60 days’ notice or less;

(iv)	involves payment by the Company by reference to fluctuations in the index of retail prices, or any other index or in the rate of exchange for any currency;

(v)	involves an aggregate outstanding expenditure or other liability by the Company of more than £50,000; or

(vi)	involves a continuing contractor commitment for the sale or furnishing of materials, supplies, merchandise or services obligating any party to make payments exceeding £50,000 (other than purchase orders and sales acknowledgements entered into in the ordinary course of business).

(vii)	restricts its freedom to engage in any activity or business or confines its activity or business to a particular place.

(b)	The Company is not a party to and is not liable under:

(i)	an agreement, arrangement or obligation by which the Company is a member of a joint venture, consortium, partnership or association (other than a bona fide trade association); or

(ii)	other than as contemplated by this agreement a distributorship, agency, marketing, licensing or management agreement or arrangement.

10.5	Contracts with Connected Persons

There is, and during the three years ending on the date of this agreement there has been, no agreement or arrangement (legally enforceable or not) to which the Company is or was a party and in which any member of the Seller’s Group, a director or former director of any member of the Seller’s Group or a person connected with any of them is or was interested in any way. The Company does not owe any obligation or sum to nor does it and neither will it immediately after Completion have any contractual or other arrangements of any sort with the Seller or any of its connected persons.

10.6	Conditions and Warranties in Respect of Goods or Services

Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual course of trading, so far as the Seller is aware the Company has not given a condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a material liability after the goods or services have been supplied by it.

10.7	Business from Customers

Neither the Company nor the Seller has any knowledge of any material customer of any Group Company which, whether such customer arrangement is in writing or not, has advised it or the Seller prior to or as at the date of this agreement that it is terminating or considering terminating substantially all of its current business with such Group Company or is planning to reduce its usual aggregate future spending with any Group Company in any material manner. Since the Accounts Date, no customers that individually or in the aggregate accounted for in excess of £50,000 in turnover in the Accounts have terminated their business with any Group Company or substantially reduced their usual aggregate future purchases.

11.	INFORMATION TECHNOLOGY AND DATA PROTECTION

11.1	Adequacy of Systems

The Systems used or planned to be used in connection with the business of the Company are adequate for the needs of that business as carried on at Completion, including without limitation as to the system capacity and ability to process current peak volumes and anticipated volumes in a timely manner.

11.2	No Systems Failures

In the 12 months prior to the date hereof the Company has nut suffered any failures or bugs in or breakdowns of any System used in connection with the business of the Company which have caused any material disruption or interruption in or to the business of the Company and the Seller is not aware of any fact or matter which may so disrupt or interrupt the use of such Systems following the acquisition by the Buyer of the Shares pursuant to this agreement on the same basis as it is presently used.

11.3	The Company has, in accordance with accepted industry practice, taken reasonable precautions to preserve the availability, security and integrity of the System.

11.4	The Company has binding maintenance and support contracts for the System. There is no reason of which the Seller is aware to believe that such contracts will not be renewed when they expire on the same or substantially similar terms.

11.5	Copyright in Technical Manuals

None of the software or technical manuals used by the Company has been copied wholly or substantially from any material in which the Company does not own copyright or over which the Company does not have a licence to do so.

11.6	Ownership of Computer Systems

All Systems, excluding software, used in the business of the Company are owned and operated by and are under the control of the Company and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of the Company. No action will be necessary to enable such systems to continue to be used in the business of the

Company to the same extent and in the same manner as they have been used prior to the date hereof.

11.7	Compliance of Systems with European Regulations

As far as the Seller is aware, the Systems used in connection with the business of the Company are and will continue to be capable of receiving and processing data (including, without limitation, calculating and producing dual and multi-currency invoices, performing triangulation calculations and processing day-counts for the purpose of interest rate calculations) in accordance with the provisions of Council Regulation 1103/97 and any other regulation or relevant applicable legislation made pursuant to the Treaty of Rome at the date of this agreement (together the “European Regulations”) and any market conversion that is attributable to the provisions of the European Regulations or their subject matter.

11.8	Software Licensing

The Company is validly licensed to use the software used in its business and no action will be necessary to enable it to continue to use such software to the same extent and in the same manner as they have been used prior to the date hereof.

The Disclosure Letter fully and accurately sets out all Systems and software that are provided or made available to the Company by the Seller’s Group or under licence or sub-licence from any member of the Seller’s Group and the commercial terms therefor. From Completion save as is expressly provided for under the Transitional Services Agreement the Company may continue to use any such Systems and software in the manner as they had been used prior to the date hereof without any further action being necessary and without payments becoming due therefor.

11.9	Data Protection

The Company has taken reasonable steps to comply with, and has in place all necessary registrations/notifications and procedures to comply in all material respects with the Data Protection Act 1998, as applicable, or with secondary legislation or with equivalent applicable legislation in any other country.

11.10	Internet Presence

The Company does not have any public, private, or reserved presence on the worldwide web, multi-party extranet, virtual private network or similar internet based, linked system (“Internet Presence”). The Company’s domain name(s), if any, are currently registered with an authorised body, are transferable to the Buyer and are in good standing. The Company’s Internet Presence, if any, is wholly passive and informational in nature and involves no interactivity between third parties and the Company including purchases, sales, leases or other commercial transactions conducted in any degree by or through the Internet Presence.

11.11	The Seller hereby warrants that the Company is the owner of all the intellectual property rights used in the operation of its business, including, without limitation, rights arising in Asian jurisdictions for the Orion Software used in the business of the Company prior to the Completion Date. For the purposes of this paragraph 11.11 “Orion Software” means all current versions of Orion and includes without limitation all associated source code, object code and documentation (including diagrams and planning material) whether in hardcopy or electronic format.

12.	LIABILITIES

12.1	Borrowings

As at Completion, the Company will have no Group Indebtedness or Intra-Group Indebtedness.

12.2	Guarantees and Indemnities

(a)	The Company is not liable (including contingently) under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

(b)	No part of the loan capital, borrowing or indebtedness in the nature of borrowing of the Company is dependent on the guarantee or indemnity of, or security provided by, another person other than a Group Company.

12.3	Events of Default

No event has occurred or is subsisting or so far as the Seller is aware has been alleged or is likely to arise which:

(a)	constitutes an event of default, or otherwise gives rise to an obligation to repay, or to give security under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time or both);

(b)	will lead to an Encumbrance constituted or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Company becoming enforceable (or will do so with the giving of notice or lapse of time or both); or

(c)	with the giving of notice and/or lapse of time constitute or result in a default or the acceleration of any obligation under any agreement or arrangement to which the Company is a party or by which it or any of its properties, revenues or assets is bound.

12.4	Grants

The Company is not liable to repay an investment or other grant or subsidy made to it by any person (including the Department of Trade and Industry or its predecessor). No matter (including the execution and performance of this agreement) exists which might entitle a body to require repayment of, or refuse an application by the Company for, the whole or part of a grant or subsidy.

13.	PERMITS

13.1	Compliance with Permits

The Permits are in full force and effect. The Company has obtained and complied in all material respects with the terms and conditions of each Permit (full and accurate details of which have been provided to the Buyer).

13.2	Status of Permits

There are no pending, actual or, so far as Seller is aware, threatened preliminary enquiries, investigations or proceedings which might in any way affect the Permits and there is no other reason why any of them should be suspended, threatened or revoked or be invalid.

14.	INSOLVENCY

14.1	Winding up

No order has been made, petition presented or resolution passed for the winding up of or for the appointment of a provisional liquidator to the Company or the Seller.

14.2	Administration

No administration order has been made and no petition for an administration order has been presented in respect of the Company or the Seller.

14.3	Receivership

No receiver, receiver and manager or administrative receiver has been appointed of the whole or part of either the Company’s or the Seller’s business or assets.

14.4	Compromises with creditors

Neither the Company nor the Seller has entered into any compromise or arrangement with its respective creditors or any class of its respective creditors generally.

14.5	Payment of Debts

Neither the Company nor the Seller has stopped paying its debts as they fall due.

14.6	Distress etc.

No distress, execution or other process has been levied on an asset of the Company or the Seller.

14.7	Unsatisfied Judgments

There is no unsatisfied judgment or court order outstanding against the Company or the Seller.

15.	LITIGATION AND COMPLIANCE WITH LAW

15.1	Litigation

(a)	Neither the Company nor a person for whose acts or defaults the Company may be vicariously liable is involved, or has during the six years ending on the date of this agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction for which the Company may be directly or vicariously liable. No civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against the Company or a person in respect of acts or defaults of that person for which the Company may be vicariously liable.

(b)	So far as the Seller is aware, no matter exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding in any jurisdiction involving the Company or a person in respect of acts or defaults of that person for which the Company may be vicariously liable.

(c)	There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company or a person in respect of whose acts or defaults the Company may be vicariously liable.

15.2	Compliance with Law

The Company has conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction.

15.3	Telecommunications Law

(a)	The Company has fully complied with all applicable legal and administrative requirements for providers of telecommunications services in all jurisdictions in which it is subject to such requirements.

(b)	Without limiting the generality of the foregoing, the Company is in compliance in all material respects with all applicable FCC and state regulatory agency rules, including but not limited to, tariffing requirements, reporting requirements, universal service requirements and telecommunications relay service, funding and reporting obligations. There are no proceedings pending or, so far as the Seller is aware, threatened, before the FCC or any state regulatory agency directed specifically at the Company or, in the case of matters of general applicability to the telecommunications industry, in which the Company is identified for possible disparate treatment or whose outcome may have a material impact on the Company.

(c)	Gains Singapore has complied with the notification requirements in clause 24.2 of its Service Based Operator (Individual) Licence (granted by the Info-Communications Development Authority of Singapore under Section 5 of the Telecommunications Act 1999).

(d)	The Company is in compliance with Telecommunications Ordinance in Hong Kong and with any applicable licence conditions and regulations laid down by the telecommunications authority (the Office of the Telecommunications Authority) in Hong Kong.

15.4	Investigations

The Company is not and has not been subject to any investigation, enquiry or disciplinary proceeding (whether judicial, quasi-judicial or otherwise) in any jurisdiction and so far as the Seller is aware none is pending or threatened, and neither has it received any request for information from, any court or governmental authority (including any national competition authority and the Commission of the European Communities and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction. So far as the Seller is aware no matter exists which might give rise to such an investigation, enquiry, proceeding or request for information.

15.5	Competition Law

(a)	The Company has not given an undertaking or written assurance (whether legally binding or not) to any court or governmental authority (including any national competition authority (including the UK Office of Fair Trading) and the European Commission and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction.

(b)	The Company is not subject to an order, regulation or decision made by any court or governmental authority (including any national competition authority (including the UK Office of Fair Trading) and the European Commission and the EFTA Surveillance Authority) under any anti-trust or similar legislation in any jurisdiction.

(c)	The Company has not received a written communication or request for information in relation to any aspect of its business from or by the Director General of Fair Trading (or any officer of the Office of Fair Trading), the Competition Commission or the EFTA Surveillance Authority or from any other authority under any anti-trust or similar legislation in any other jurisdiction and so far as the Seller is aware no such communication or request is currently expected.

(d)	The Company has never received, nor so far as the Seller is aware is expecting to receive any aid (in whatever form) from a Member State of the European Community or from State resources such as could be regarded as State aid for the purposes of Articles 87 to 89 of the Treaty of Rome.

15.6	Unlawful Payments

As far as the Seller is aware, neither the Company nor a person for whose acts or defaults the Company may be vicariously liable has:

(a)	induced a person to enter into an agreement or arrangement with the Company by means of an unlawful or immoral payment, contribution, gift or other inducement;

(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

(c)	directly or indirectly made an unlawful contribution to a political activity.

All references to the Company in this paragraph 15 should be deemed to include the Company’s officers, agents and employees.

15.7	Questionable Payments

None of the Seller, the Company, or any employee, agent, Affiliate or other representative of any of them (a) has used any corporate funds of the Company to make any illegal or unlawful payment to any officer, employee, representative, or agent of any governmental authority, or to any political party or official thereof, including, without limitation, any of the same that would violate the United States Foreign Corrupt Practices Act of 1977, as amended, or (b) has made or agreed to make to, or received or agreed to receive from, any third party, whether or not a governmental authority, any illegal payment, bribe, kickback, contribution, gift or other questionable payment of any nature (whether in money, property or services) for any referrals or recommendations or otherwise in connection with the operation of the Company; and no director, officer, or controlling person of the Company has done any of the foregoing, whether or not in connection with the operation of the Company. Neither the Company nor the Seller with respect to the Company has agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

16.	BROKERAGE OR COMMISSIONS

No person is entitled to receive from the Company a finder’s fee, brokerage or commission in connection with this agreement or anything in it and the Company is not liable to pay to any of its directors, employees, agents and advisers any sum whatsoever in connection with the sale of the Shares.

17.	DIRECTORS, WORKERS AND EMPLOYEES

17.1	Particulars of Workers

The particulars of all workers provided to the Buyer show the names, job title, date of commencement of employment, date of birth and period of continuous employment (calculated in accordance with chapter 1 of part XIV of the ERA) of every Worker.

17.2	Remuneration and Benefits

The particulars of all Workers provided to the Buyer show all remuneration and other benefits:

(a)	actually provided; or

(b)	which the Company is bound to provide (whether now or in the future) to each Worker and are true and complete and include particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors’ and officers’ insurance, travel, car and redundancy (the “Schemes”) operated for all or any Workers or former Workers of the Company or their dependants whether legally binding on the Company or not.

17.3	Terms and Conditions

(a)	Copies of all the standard terms and conditions, staff handbooks and policies which apply to Workers have been provided to the Buyer.

(b)	There are no terms and conditions in any contract with any Worker pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this agreement.

17.4	Operation of the Schemes

The Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and all documents which are required to be filed with any regulatory authority have been so filed and all tax clearances and approvals necessary have been obtained and not withdrawn and no act or omission has occurred which has or could prejudice any such tax clearance and/or approval.

17.5	Notice Periods

The terms of employment or engagement of all Worker, agents and professional advisers of the Company are such that their employment or engagement may be terminated by not more than three months notice given at any time without liability for any payment including by way of compensation or damages (except for unfair dismissal or a statutory redundancy payment).

17.6	Changes since the Accounts Date

Since the Accounts Date the Company has not made, announced or proposed any changes to the emoluments or benefits of or any bonus to any Workers and the Company is under no express or implied obligation to make any such changes with or without retrospective operation.

17.7	Loans

There are no amounts owing or agreed to be loaned or advanced by the Company in excess of an aggregate total of £5,000 to any Workers (other than amounts representing remuneration accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

17.8	Notice of Termination, Leave of Absence, Disciplinary Warning and Outstanding Offers

(a)	No Worker has given or received notice to terminate his employment or engagement.

(b)	There are no Workers who are on secondment, maternity leave or absent on grounds of disability or other leave of absence (other than normal holidays or absence of no more than one week due to illness).

(c)	No Worker is subject to a current disciplinary warning.

(d)	There are no outstanding offers of employment or engagement by the Company and no person has accepted such an offer but not yet taken up the position accepted.

17.9	Payment up to Completion

All salaries, wages and fees and other benefits of all Workers have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities.

17.10	Industrial Relations

(a)	No Workers are members of a trade union, staff association or any other body representing workers and no such union, association or body is recognised by the Company for the purposes of collective bargaining.

(b)	Copies of and full details of all rights and liabilities relating or pursuant to any collective agreements (whether with a trade union, staff association or any other body representing workers and whether legally binding or not) concerning the Company have been provided to the Buyer.

(c)	Within the three years preceding the date hereof the Company has not been engaged or involved in any trade dispute (as defined in section 218 of the TULR(C)A) with any Worker, trade union, staff association or any other body representing workers and no event has occurred which could or might give rise to any such dispute and no industrial action involving Workers, official or unofficial, is now occurring or threatened nor has any industrial relations or employment matter been referred either by the Company or its Workers or by any trade union staff association or any other body representing workers to ACAS for advice, conciliation or arbitration.

17.11	Claims by Workers

The Seller has not received any claim from, and is not aware of any threatened claim or any basis for any claim from or any exercisable right of action by any past or present Worker or any worker of a predecessor in business against the Company, including any claim:

(a)	in respect of any accident or injury which is not fully covered by insurance; or

(b)	for breach of any contract of services or for services; or

(c)	for loss of office or arising out of or connected with the termination of his office or employment and, so far as the Seller is aware no event or inaction has occurred which could or might give rise to any such claim.

17.12	Enquiries and Discrimination

(a)	There are no enquiries or investigations existing, pending or, so far as the Seller is aware, threatened which affect the Company in relation to any Worker by the Equal

Opportunities Commission, the Commission for Racial Equality, the Disability Rights Commission or the Health and Safety Executive or any other bodies with similar functions or powers in relation to the Workers.

(b)	There are no terms or conditions under which any Worker is employed or engaged nor has anything occurred or not occurred prior to Completion that may give rise to any claim for sex, race or disability discrimination or equal pay either under English, United Kingdom or European Law whether by such Worker or any former or prospective Worker.

17.13	Redundancy

Full and accurate details have been provided to the Buyer of any redundancy payment (whether pursuant to a redundancy scheme or formula or policy or otherwise whether contractual or discretionary) the Company has made in excess of the statutory redundancy entitlement to any Worker or former Worker in the last three years, and there is no provision in any occupational pension scheme in which Workers participate which provides enhanced benefits on redundancy.

17.14	Health and Safety

All health and safety policies and procedures, health and safety committees, health and safety representatives required by law have been instituted by the Company, and details of any complaints, recommendations, investigations or claims relating to health and safety issues made or carried out in the last five years and affecting the Company and its Workers have been provided to the Buyer.

17.15	Compliance with Laws

(a)	The Company has complied in all material respects with all relevant provisions of the Treaty of Rome, EC Directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to Workers or the relations between the Company and any trade union, staff association or any other body representing Workers.

(b)	There are no training schemes, arrangements or proposals, whether past or present, in respect of which a levy may henceforth become payable by the Company under the Industrial Training Act 1982 and pending Completion no such schemes, arrangements or proposals will be established or undertaken.

17.16	Transfer Regulations

The Company has not within the three years preceding the date hereof entered into any agreement which involved or may involve the Company (and no event has occurred which may involve the Company in the future) acquiring or disposing of any undertaking or part of one such that the Transfer Regulations applied or may apply thereto.

17.17	Duty to Inform and Consult

The Seller and the Company have complied with any applicable obligations to inform and consult with trade unions and other representatives of workers.

17.18	Records

The Company has maintained adequate and suitable records regarding the service of its Workers and, in particular, has maintained all records required under the Working Time Regulations 1998. All such records comply with the requirements of the Data Protection Act 1998.

17.19	Business is conducted by Workers

The Company has not entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with its Workers.

18.	PROPERTIES

18.1	All Property

The Properties comprises all the freehold and leasehold land owned, used or occupied by and all the rights vested in the Company and all agreements whereby the Company has any financial entitlement relating to any land at the date hereof.

18.2	No Other Liabilities

The Company has no actual or contingent obligations or liabilities (in any capacity including as principal contracting party or guarantor) in relation to any lease, licence or other interest in, or agreement relating to, land apart from the Properties.

18.3	Good and Marketable Title

The Company has a good and marketable title to the Lease and the Properties.

18.4	Title Deeds and Documents

The Company has under its control all title deeds and documents necessary to prove its title to the Properties and the same are original documents or properly examined abstracts; where the Properties are leasehold the title documents include all necessary consents for the grant and assignment of the lease satisfactory details of all reversioners’ titles, memoranda of rent increases where appropriate and alt reversioners’ consents required under the lease.

18.5	No Adverse Rights in Course of Acquisition

No liberty, right, easement, licence or other arrangement is enjoyed or is in the course of being acquired by or against any of the Properties (and none is needed) for obtaining access to any land or for repair of any premises or to comply with any fire regulations.

18.6	Adequacy of Existing Beneficial Rights

Each of the Properties have the benefit of all rights necessary for the continued present use and enjoyment of the same such rights not being capable of withdrawal by any person nor liable to be made subject to any charge therefor.

18.7	No Encumbrances

Unless disclosed in schedule 6 the London Property and the title deeds thereto are not and will not at Completion be subject to any Encumbrance or any lease or agreement for lease.

18.8	No Overriding Interests

Unless disclosed, the Lease is not subject to any overriding interests within the meaning of section 70 of the Land Registration Act 1925.

18.9	Other Matters Adversely Affecting the Properties

There are no agreements, covenants, restrictions, exceptions, reservations, conditions, rights, privileges or stipulations affecting the Properties or which adversely affect the value of the Properties or conflict with the user thereof.

18.10	No Default

The Company has duty performed, observed and complied with all covenants, restrictions, exceptions, reservations, conditions, agreements, statutory and common law requirements, by-laws, orders, building regulations and other stipulations and regulations affecting the Properties and the uses of the Properties including the terms of any lease, underlease or tenancy agreement under which any part of the Properties is held. All outgoings have been paid to date and (in the case of leasehold property) all rents and service charges have been paid to date and no notice of any alleged breach of any of the terms of any such lease or tenancy agreement as aforesaid has been served on the Company.

18.11	Leasehold Property

The London Property is held under the lease brief details of which are set out in schedule 6 and no licences or collateral arrangements or concessions have been entered into or granted, and there are no rent reviews which are or will at the date of Completion be in the course of being determined.

18.12	Use

The existing use of the London Property is only that specified in the Lease and is the lawful permitted use whether under the current Town and Country Planning legislation and in the case of leasehold property under the terms of the lease or tenancy agreement under which such property is held or otherwise and are not temporary uses and all necessary consents to such existing uses have been obtained.

18.13	Development

All development carried out has been and is lawful and all necessary consents and permissions have been or are being obtained for such development.

18.14	Adequacy of Planning Consents

The consents and permissions referred to in paragraphs 18.13 and 18.14 of this schedule 3 are valid subsisting and are not temporary or suspended and are also either unconditional or subject only to conditions which have been satisfied so that nothing further remains to be done thereunder or are not such as would be regarded as onerous by a prudent investor in commercial property of the nature of the Properties and no planning permission remains unimplemented (whether in whole or in part) nor has any planning application been submitted which awaits determination.

18.15	No Compulsory Acquisition or Enforcement Proceedings

There are no outstanding enforcement or other notices or proceedings issued in respect of any of the Properties and there is no resolution or proposal for compulsory acquisition by the local or any other authority nor any outstanding order, notice or other requirement of any such authority that affects such existing use as aforesaid or involves expenditure in complying with it nor any other circumstances known which may result in any such order or notice being made or served or which may otherwise affect the Properties.

18.16	Repair and Condition

As far as the Seller is aware all buildings and structures comprised in the Properties are in good and substantial repair and condition and there are no material defects therein (whether latent, inherent or otherwise); no such buildings and structures have been the subject of flooding or drainage defects and so far as the Seller is aware no substances the use of which is not now approved by current good building practice were used in the construction of any part thereof.

18.17	Replies to Enquiries

All disclosures and replies to enquiries and requisitions relating to the Properties made or given by or on behalf of the Seller or the Company to the Buyer or its solicitors are now and will at Completion be complete and correct in all material respects.

18.18	Full Disclosure

All relevant matters affecting the Properties or the use or value thereof or any proposals relating thereto and full details of all leases have been disclosed in writing to the Buyer or its solicitors prior to the date hereof.

18.19	Accuracy of Information

All the information produced to or given in writing to the Buyer or the Buyer’s Solicitors in respect of or relating to the Properties (including replies to enquiries and requisitions) in the course of negotiations leading up to the execution of this agreement is true and accurate and the Seller is not aware of any fact, matter or thing:

(a)	which has not been disclosed to the Buyer or the Buyer’s Solicitors which makes any such information untrue or misleading at the date of this agreement; or

(b)	the disclosure or non-disclosure of which might affect the willingness of a buyer to purchase or procure the purchase of any of the Properties.

18.20	No Litigation

The Company is not engaged in any litigation or arbitration proceedings in connection with any of the Properties and has not committed any offences in connection with the Properties. There is no cause of action which has arisen or accrued or law suit or arbitration threatened or pending against the Company in connection with the Properties and no circumstances exist which are likely to give rise to any.

18.21	No Vitiation of Insurance

The Company has not done or omitted to do anything whereby any policy of insurance has or may become void or voidable and all requisite insurances are in force and all current premiums are fully paid.

18.22	No Disputes

The Properties are not affected by any outstanding disputes, notices or complaints which affect the use of the Properties for the purposes for which they are now used or proposed to be used and there are no matters or Encumbrances affecting the Properties and which would prevent or impede the Company from operating and carrying on the businesses currently carried on at the Properties.

18.23	Local Authorities — Land Charges and Replies to Enquiries

As far as the Seller is aware the London Property is not affected by any matter or thing which would be revealed by official certificates of search in the register of local land charges or by replies to enquiries on form CON 29D or (if appropriate) form CON 29D (London) which would adversely affect the London Property or the value thereof.

18.24	Fire Precautions Act 1971

As far as the Seller is aware the Company has complied with its obligations under the Fire Precautions Act 1971 and has applied for and obtained fire certificates thereunder in respect of all premises owned or occupied by the Company to the extent required by such Act.

18.25	Disability Discrimination Act

(a)	As far as the Seller is aware the Company has made all reasonable adjustments to the work place, to the way work is done, and to the way in which goods, services and facilities are provided to comply with Disability Discrimination Act 1995.

(b)	As far as the Seller is aware the Company is not liable for any claims under the Disability Discrimination Act.

19.	PENSIONS

19.1	Pensions arrangements disclosed

Save under the Disclosed Scheme and the state pension schemes, the 401(k) schemes in the US and the personal pensions in Australia, the Company is not under any obligation or commitment, nor is the Company a party to any custom or practice, to pay, provide, administer or contribute towards any relevant benefits within the meaning of section 612 of the Income and Corporation Taxes Act 1988 (ignoring the exception contained in that section), including the making of any payment of contributions to, or remuneration specifically referable to contributions to, any personal pension scheme, stakeholder pension scheme, retirement annuity contract or similar arrangement (“Relevant Benefits”) to or in respect of any person and nothing has been done to create a reasonable expectation that any such payments, provision or contributions will be made. The Company has not at any time participated in or contributed towards any scheme or arrangement which has as its purpose or one of its purposes the provision of Relevant Benefits (other than as noted above and schemes which have been fully wound up).

19.2	Money purchase scheme

Other than lump sum death in service benefits and dependants’ pensions on death in service, the Disclosed Scheme provides in respect of the employees of the Company only money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993) and no promise or assurance (oral or written) has been given to any person that his or her benefits under the Disclosed Scheme (other than lump sum death in service benefits) will be calculated by reference to any person’s remuneration or equate (approximately or exactly) to any particular amount.

19.3	Ex gratia payments

The Company has not made or proposed, and will not before Completion make or propose, any voluntary or ex gratia payments of Relevant Benefits to or in respect of any person and is not due to make any such payments in the future.

19.4	Undertakings

No undertaking or assurance has been given or will before Completion be given by the Company to any person as to the introduction, continuation, increase or improvement of any Relevant Benefits.

19.5	Disclosure of documents

Full details of the Disclosed Scheme have been supplied to the Buyer including, copies of all current trust documentation; all current booklets and announcements made to employees; and details of all discretionary and augmented benefits granted.

19.6	Regulatory approval

(a)	The Disclosed Scheme is an exempt approved scheme under Chapter I Part XIV of the TA or approved under Chapter IV Part XIV of the TA and there is no reason why such approved status might be withdrawn or cease to apply.

(b)	If the employees of the Company are contracted-out of the State Second Pension, a contracting-out certificate under the Pension Schemes Act 1993 is in force covering the employment of the employees of the Company and there is no reason why such a contracting-out certificate could be withdrawn or cease to apply.

19.7	Payment of contributions

All contributions and premiums which have become payable to or under the Disclosed Scheme by or in respect of current and former employees and officers employed by the Company have been duly paid within any applicable prescribed period under the Pensions Act 1995 and the Disclosed Scheme’s governing documentation.

19.8	Legal compliance and claims/litigation

(a)	The Disclosed Scheme has in relation to employees or former employees of the Company been at all times operated in accordance with the trusts, powers and provisions of their governing documentation, all applicable EU and domestic legislation, and the general requirements of law and regulatory practice and no report has been made to any regulatory authority in relation to any potential or actual non-compliance.

(b)	The Company has fulfilled all of its obligations in relation to and under the Disclosed Scheme in respect of any current and former employees and officers employed by the Company.

(c)	Prior to the date of this agreement and completion all benefits which have been, or will be, transferred into the Disclosed Scheme (whether on an individual or bulk basis) have been, or will be, so transferred on a sex equal basis.

(d)	With effect from 8 October 2001, the Company has always been and is now exempt from the requirement to designate and provide access to a stakeholder pension scheme.

(e)	No claim or complaint has been made or threatened against any trustee, manager or administrator of the Disclosed Scheme or any employer participating therein in respect of any act, event, omission or other matter arising out of or in connection with the Disclosed Scheme (other than routine claims for benefits) in relation to employees or former employees of the Company and there is no dispute in respect of the provision of Relevant Benefits (whether payable under the Disclosed Scheme or otherwise) in relation to employees or former employees of the Company and there are no circumstances which may give rise to any such claim or complaint.

19.9	Insured death benefits

All lump sum death in service benefits which may be payable (other than a refund of members’ contributions with interest where appropriate) are fully insured with an insurance company authorised to carry on long-term insurance business under the Financial Services and Markets Act 2000. All policies and contracts under which such benefits are insured are enforceable and so far as the Seller is aware there is no ground on which the insurance company concerned might avoid liability under such policy or contract.

19.10	Access to membership

Every employee or former employee of the Company who is or has been entitled to, or eligible for, membership of the Disclosed Scheme, whether under a contract of employment or under the rules of the Disclosed Scheme or otherwise, has joined or been invited to join as of the date on which he became so entitled or eligible.

19.11	Part Timers

Every employee or former employee of the Company who is or has been a part time employee is not and has never been excluded from membership of the Disclosed Scheme or any scheme operated by the Company.

20.	TAXATION

20.1	Returns

(a)	So far as the Seller is aware the Company has duly and punctually paid all Tax which it has become liable to pay and is not under any liability to pay any penalty, interest, surcharge or fine in connection with any Tax.

(b)	So far as the Seller is aware the Company has made all Tax Returns, maintained all records, supplied all information and given all notices to any taxation authority as reasonably requested or required by law within any requisite period and all such Tax Returns, information and notices are correct and accurate in all material respects and are not the subject of any dispute and so far as the Seller is aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute.

(c)	So far as the Seller is aware the Company has properly deducted Tax at source and paid over such Tax in accordance with the system applicable in any relevant jurisdiction in respect of any Income Tax “Pay as You Earn” system and has duly paid and accounted for all national insurance, social security or like contribution required by any relevant jurisdiction and has complied with all its reporting obligations in connection with the benefits provided for employees and directors in accordance with such system.

(d)	So far as the Seller is aware the Company is not involved in any dispute in relation to Tax and no taxation authority has investigated or indicated that it intends to investigate the Tax affairs of the Company other than under the normal tax audit procedures of the relevant taxation authority.

(e)	So far as the Seller is aware no taxation authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on or in accordance with a taxation statute, published practice or convention) in relation to the affairs of the Company.

20.2	Disposal of Assets

(a)	So far as the Seller is aware no claim has been made for the depreciation of any asset of the Company for Tax purposes in circumstances in which the claim is likely to be disallowed.

(b)	So far as the Seller is aware since the Accounts Date, the Company has not been involved in any transaction which has given or may give rise to a liability to Tax on the Company (or would have given or might give rise to such liability but for the availability of any relief, allowance, deduction or credit) other than Taxation in respect of trading transactions entered into in the ordinary course of the Company’s business, or taxation arising on any interest arising in the ordinary course of the Company’s business.

(c)	So far as the Seller is aware the Company is not liable to pay taxation in respect of any hidden distributions of profit in any relevant jurisdiction.

(d)	So far as the Seller is aware the book value of each asset of the Company as shown in or adopted for the purposes of the Accounts is such that if any asset were disposed of at Completion at its book value (or if acquired after the Accounts Date at cost) no liability to Tax (ignoring indexation allowances) would be incurred nor would any Tax previously held over crystallise.

(e)	So far as the Seller is aware the Company has not disposed of or acquired any assets in circumstances such that the consideration given on such disposal or acquisition might be adjusted by any taxation authority for tax purposes.

(f)	So far as the Seller is aware the Company has not been involved in any share for share exchange or any scheme of reconstruction or amalgamation.

(g)	So far as the Seller is aware no capital gains chargeable to Tax will accrue to the Company on the disposal of any debt owed to the Company.

20.3	Stamp Duty and Documentary Taxes

So far as the Seller is aware all documents in the enforcement of which the Company is interested have been duly stamped and all such duty, interest and penalties have been duly paid.

20.4	Accounts

So far as the Seller is aware the Accounts for the Company make full provision or reserve in respect of any period ended on or before the Accounts Date for all Tax assessed or liable to be assessed on the Company or for which it is accountable at the Accounts Date whether or not the Company has or may have any right of reimbursement against any other person including in particular (but without prejudice to the generality of the foregoing) Tax in respect of property (of whatever nature) income, profits or gains held, earned, accrued or received by or to a person on or before the Accounts Date or by reference to any event occurring, acts done or circumstances existing on or before that date including distributions made down to such date or provided for in the Accounts and proper provision has been made and shown in the Accounts for deferred taxation in accordance with generally accepted accounting principles.

20.5	Value Added Tax

(a)	So far as the Seller is aware the Company is registered for the purposes of the VAT legislation (or the equivalent Tax legislation in each jurisdiction where it carries on business “VAT legislation”) and has made, given, obtained and kept full, complete, correct and up to date records, invoices and other documents appropriate or required for the purposes of the relevant VAT legislation and is not in arrears with any payment or returns due under the VAT legislation and has not been required by the relevant taxation authority in any applicable jurisdiction to give security under the VAT legislation.

(b)	So far as the Seller is aware the Company has not within the last 12 months been in default in respect of any accounting period for VAT so as to give rise to any liability for a surcharge for default under the relevant VAT legislation.

20.6	Duties

So far as the Seller is aware all VAT payable on the importation of goods and all excise or other import charges or duties payable to any relevant authority in respect of any assets (including without limitation, trading assets and stock) imported or owned by the Company have been paid or provided for in full.

20.7	Deductions

So far as the Seller is aware the Company is not under any obligation to make at any time any payment outside its ordinary course of business nor has the Company made any payment or incurred an obligation to make any such payment since the Accounts Date which will not be wholly deductible for the purposes of any corporate income or profit-based Tax in any relevant jurisdiction.

20.8	Profit Pooling

So far as the Seller is aware the Company is not nor has it been a party to any profit pooling or profit sharing agreement or arrangement.

20.9	Secondary Liability

So far as the Seller is aware no transaction, act, omission or event has occurred (including without limitation the execution or implementation of this agreement) in consequence of which the Company is or may be held liable for any Tax or may otherwise be held liable for or to indemnify any person in respect of any Tax which is primarily or directly chargeable against or attributable to any person other than the Company.

20.10	Indemnities

So far as the Seller is aware the Company has no liability to make any payment pursuant to an indemnity, guarantee or covenant entered into before completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s liability to Tax.

20.11	Transfer Pricing

So far as the Seller is aware all transactions entered into by the Company have been entered into on an arm’s length basis and the consideration (if any) charged or received or paid by the Company on all transactions entered into by it has been equal to the consideration which might have been expected to be charged, received or paid (as appropriate) between independent persons dealing at arm’s length and so far as the Seller is aware no notice or enquiry by any taxation authority has been made in connection with any such transaction and the Company has sufficient contemporaneous documentary evidence to justify the basis of the amounts charged, received or paid on all such transactions.

20.12	Residence

So far as the Seller is aware the Company is not liable to Tax in any jurisdiction other than the jurisdiction in which it is incorporated nor does the Company have or has ever had a permanent establishment in a jurisdiction other than the jurisdiction of incorporation.

20.13	Tax Avoidance

So far as the Seller is aware the Company has not entered into nor been a party to nor otherwise been involved in any scheme or arrangement designed wholly or mainly for the purposes of avoiding, deferring or reducing a liability to Tax.

20.14	Double Taxation

(a)	So far as the Seller is aware the Company has made all claims necessary to obtain relief from double taxation under any relevant bilateral convention relating to double taxation in respect of income, profits, gains or payments accrued in the Accounts or made prior to the Accounts Date.

(b)	So far as the Seller is aware the Company is not an agent of another company for the purpose of assessing the latter to Tax in the country of residence of the first company.

(c)	So far as the Seller is aware the Company has not changed its country of residence without obtaining the appropriate mandatory consent from the relevant taxation authority.

20.15	Withholdings

So far as the Seller is aware the Company has deducted Tax from all payments made where required by applicable legislation and accounted to the relevant taxation authority for Tax so deducted.

20.16	Tax Sharing

So far as the Seller is aware the Company is not bound by or party to (nor will it become bound by or party to) any tax sharing or tax allocation agreement in respect of which claims would not be time barred.

20.17	Groups

So far as the Seller is aware the Company is not and has never been a member of a group of companies or a fiscal consolidation or a fiscal unity for the purposes of any corporate income Tax or Sales Tax.

20.18	Sales Tax

So far as the Seller is aware the Company has complied with all applicable laws relating to sales taxes and the payment thereof.

20.19	Specific Tax Warranties

(a)	So far as the Seller is aware, the Company will not become liable to pay any Tax or suffer an alteration in the manner in which it is assessed to Tax or lose any relief or allowances otherwise available to it as a result of entering into this agreement.

(b)	So far as the Seller is aware, no assets were transferred to the Company pursuant to a capital gains tax rollover for Australian tax purposes.

(c)	So far as the Seller is aware, the fair market value of the US business transferred from Gains UK to Gains US on 1 July 2002 was $900,000 and all of this value is attributable to the net book value of the assets.

(d)	So far as the Seller is aware, no liability to tax arose in the Company at the time of the acquisition of the assets of the trade from the administrator or the trades into their current corporate vehicles.

21.	ENVIRONMENTAL MATTERS

21.1	Liability

The Company and the London Property comply and have since the commencement of the Lease at all times complied with all Environmental Laws in all material respects and so far as the Seller is aware there are no facts or circumstances which interfere or prevent compliance with any Environmental Laws.

There are no civil, criminal arbitration or administrative actions, claims, proceedings or suits pending or so far as the Seller is aware threatened against the Company arising from or relating to Environmental Law and so far as the Seller is aware there are no circumstances which may lead to such actions, claims, proceedings or suits.

21.2	Notices and Complaints

The Company has not received any notice of enforcement, prohibition, improvement, remediation or other notice of equivalent nature, or any judgment, order, decree, award, demand or decision in respect of the Environment from any court, tribunal, arbitrator or governmental or regulatory authority and there have been no complaints, investigations, enquiries, requests for information or other formal or informal indications of any possible claims or legal actions in respect of the Environment received by such Company from any person including any neighbour, governmental or regulatory authority, current or former employee or third party.

21.3	Predecessors

So far as the Seller is aware predecessors in title (including all previous owners, occupiers and managers) of the London Property or the Activities have complied with Environmental Laws.

22.	INFORMATION

The Agreement and the Disclosure Letter

Taken as a whole, the information set out in this agreement and schedules 1, 2 and 6 attached hereto and in the Disclosure Letter is true, complete, accurate and not misleading in all material respects.

SCHEDULE 4
Sellers’ limitations on liability

1.	Definitions

1.1	In addition to the words and expressions defined in clause 1 and schedule 3 of this agreement, in this schedule the following definitions apply.

Claims	a Tax Claim or a Warranty Claim;

Claims Threshold	£75,000;

Company	each member of the Group;

Expiry Date	in relation to a Warranty Claim, 2 years from the Completion Date and, in relation to a Tax Claim the seventh anniversary of the Completion Date;

Group Relief	group relief as defined in section 402 ICTA;

Reliefs	any allowance credit, exemption, deduction or relief from, in computing, against or in respect of Tax or any right to the repayment of Tax;

Taxation Authority	any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having power or authority in relation to Tax including the Inland Revenue and HM Customs and Excise;

Tax Claim	a claim under or in respect of the taxation warranties contained in paragraph 20 of schedule 3 to this agreement. For the avoidance of doubt, the term “Tax Claim” does not refer to a claim under the Tax Deeds; and

Warranty Claim	a claim under or in respect of the Warranties contained in schedule 3 to this agreement other than a Tax Claim.

1.2	Except where otherwise stated, references to “paragraphs” in this schedule are to paragraphs of this schedule.

2.	Introduction

2.1	Nothing in this schedule limits the liability of the Seller in respect of its own fraud.

3.	Specific limitations

3.1	The Seller shall have no liability in respect of:

(a)	circumstances fairly disclosed in this agreement or the Disclosure Letter (it being understood that the Buyer shall only be deemed to have knowledge of information disclosed in this agreement or in the Disclosure Letter); and

(b)	anything arising from the implementation of this agreement.

3.2	The Seller shall have no liability in respect of a Claim to the extent that it occurs or is increased solely as a result of:

(a)	any increase in rates of Tax occurring after the date of this agreement or any legislation or law not in force at the date of this agreement including, without limitation, any legislation taking effect retrospectively or a change in interpretation of law or any change in the published practice of or withdrawal of any published extra-statutory concession by a Taxation Authority after the date of this agreement;

(b)	a change after the Accounts Date:

(i)	in generally accepted accounting practices (other than a restatement of the Company’s historic accounts to make them compliant with Generally Accepted Accounting Principles if they were not compliant prior to Completion; or

(ii)	the accounting reference date of the Company; or

(c)	(with regard to an increase only) a breach of this agreement or the Tax Deeds by a member of the Buyer’s Group.

3.3	The Seller shall have no liability in respect of a Claim to the extent that:

(a)	the loss or damage giving rise to the Claim is recovered by the Buyer’s Group under any policy of insurance;

(b)	a member of the Buyer’s Group has recovered the loss or damage giving rise to the Claim from some other person;

(c)	the circumstances to which the Claim relates have been expressly reserved for or noted in, the Accounts;

(d)	the breach in respect of which the Claim is made is remediable by the Seller (unless the Seller is given written notice by the Buyer of the circumstances to which the Claim relates as soon as reasonably practicable and it is not remedied within 30 days of the date on which the notice is received);

(e)	the quantum of such Claim has been included in the Adjustments or Agreed Errors under clauses 6.4, 6.5, 6.6 and 6.7; and

(f)	the Buyer has recovered from the Seller’s Group pursuant to a specific indemnity contained in this agreement including, for the avoidance of doubt, clauses 7.7, 7.8, 7.9, 7.10, 7.11 and 7.12.

4.	Limitations applying to Tax Claims

The Seller shall not be liable in respect of any Tax Claim to the extent of any recovery by the Buyer under the Tax Deeds in respect of, or arising from, the same Tax Claim.

5.	Threshold for Claims

5.1	The Seller shall have no liability in respect of a Claim unless and until the amount that would otherwise be recoverable in respect of the Claim when aggregated with all other amounts owing by that Seller as a result of other substantiated Claims exceeds the Claims Threshold (provided that no Claim less than or equal to £15,000 shall be included in such aggregate amount).

5.2	If the Claims Threshold is exceeded, the Seller shall be liable for the total amount of such Claims and shall not be limited to the excess over the Claims Threshold.

6.	Ceiling on Claims

6.1	The maximum aggregate liability of the Seller in respect of all Warranty Claims and Tax Claims shall not exceed the aggregate sum of £7,200,000 plus, to the extent payable to the Seller, the Deferred Consideration and, to the extent payable to the Seller, the Earn-Out Consideration received by the Seller, if any.

6.2	If the Seller is required to pay or reimburse the Buyer’s reasonable legal and other professional fees and expenses the cost of those fees and expenses shall be included in the maximum aggregate liability referred to in sub-paragraph 6.1 above.

7.	Time limits

A Claim shall not be brought against the Seller unless written notice of the breach specifying the amount claimed, identifying the provisions of this agreement which the Buyer alleges have been breached and describing the relevant circumstances in reasonable detail is given to the Seller before the relevant Expiry Date and the Buyer issues proceedings within 12 months of sending such written notice.

8.	Recovery

8.1	The Buyer shall procure that if as a result of circumstances giving rise to a Claim a member of the Buyer’s Group is entitled to receive a benefit from a third party that member of the Buyer’s Group shall:

(a)	take all reasonable steps to obtain the benefit (it being understood, however, that the Buyer shall have no obligation to take any such steps prior to asserting a Claim hereunder); and

(b)	subject to the following provisions of this paragraph, account to the Seller for an amount equal to the value of the benefit received.

8.2	The Buyer shall not be required as a result of sub-paragraph 8.1(b) to account to the Seller for an amount in excess of the aggregate of amounts actually paid by the Seller to the Buyer in respect of Claims.

9.	Conduct of matters giving rise to Claims or recovery

9.1	The Buyer shall procure that, if a member of the Buyer’s Group becomes aware of circumstances which might give rise to a Claim or that it is or may be entitled to make a recovery from a third party in respect of circumstances which have given or are likely to give rise to a Claim, it shall:

(a)	not admit or concede liability or agree a compromise or settlement with a third party without first obtaining the Seller’s written agreement;

(b)	give the Seller and its advisers reasonable access to the premises and personnel of any member of the Buyer’s Group and opportunity to examine and copy relevant documents and records and photograph premises, assets or personnel within the control of any member of the Buyer’s Group and, if required by the Seller, procure that all such personnel within the Buyer’s Group having knowledge of or involvement with the facts and circumstances giving rise to the claim affords the Seller all reasonable assistance to properly resist, contest, defend or appeal against the Claim;

(c)	take such action as the Seller reasonably requires in relation to the Claim and permit the Seller (in its own name or in the name of a member of the Buyer’s Group or in any combination of those names) to conduct, settle, compromise, defend or appeal relevant proceedings and to enforce any relevant rights and entitlements; provided that the Seller shall not settle or compromise any action in a way that would require any action other than the payment of monetary damages with the consent of the Buyer.

9.2	Without prejudice to the provisions of sub-paragraph 9.1 where, having discharged a liability arising in respect of a Claim, the Seller requests the assignment to it of any right of the Buyer or of the Company to make recovery in whole or in part from any third party, the Buyer will assign or procure the assignment to the Seller of such right and, if that right is not legally capable of effective assignment, will pursue such right on behalf of the Seller and forthwith promptly pay over and account to the Seller all amounts recovered.

9.3	The Buyer shall procure that each member of the Buyer’s Group shall preserve within its control originals (where it is so entitled) or (in every other case) copies of all documents and other information relevant to matters which may give rise to a Claim or a right of recovery from a third party in respect of matters which may give rise to a Claim.

10.	Mitigation

Nothing in this schedule restricts the general obligation at law to mitigate loss or damage.

SCHEDULE 5
Action Pending Completion

The Seller should be able to perform the actions set out in this schedule 5 with the prior consent of a nominated person appointed by the Buyer (such consent to be given or withheld in the Buyer’s sole discretion).

The Seller shall ensure that each Group Company shall other than as expressly set out in this agreement (including, without limitation, schedule 9):

1.	not create, allot, issue, acquire, reduce, repay or redeem any share or loan capital or agree. arrange or undertake to do any of those things, or acquire or agree to acquire an interest in an undertaking (as defined by section 259 of the Companies Acts 1985);

2.	operate its business in the usual way so as to maintain that business as a going concern;

3.	not acquire or dispose of; or agree to acquire or dispose of, an asset except in the usual course of its trade or assume or incur, or agree to assume or incur, a liability, obligation or expense (actual or contingent) except in the usual course of its trade;

4.	not acquire or agree to acquire an asset for an amount which is higher than open market arm’s length value;

5.	make, or agree to make, capital expenditure of in total £50,000 (or its equivalent in pounds sterling at the time) or incur, or agree to incur, a commitment or connected commitments involving capital expenditure of in total £50,000;

6.	not declare, pay or make a dividend or distribution except to the extent provided for in the accounts;

7.	not pass a shareholders’ resolution (except for those representing the ordinary business of an annual general meeting);

8.	not create, or agree to create, an Encumbrance over an asset or redeem, or agree to redeem, an existing Encumbrance over an asset;

9.	not pay, loan, dividend or advance any amount to, or for the account or benefit of, or sell, transfer or lease any of its assets to, or for the account or benefit of, any member of the Seller’s Group;

10.	continue each Policy (as defined in paragraph 9.1 of schedule 3) and not do or omit to do anything which would make a Policy void or voidable or might result in an increase in the premium payable under a Policy or prejudice the ability to effect equivalent insurance in the future;

11.	in relation to each of the Properties:

11.1	not apply for a Permit or implement a Permit already obtained but not implemented;

11.2	not change its existing use;

11.3	not terminate, or give a notice to terminate, a lease, tenancy or licence;

11.4	not apply for consent to do something requiring consent under a lease, tenancy or licence;

11.5	not grant or refuse an application by a tenant, licensee or occupier to do something requiring its consent under a lease, tenancy or licence;

11.6	not agree a new rent or fee payable under a lease, tenancy or licence;

12.	not enter into a material long-term, onerous or unusual agreement, arrangement or obligation (including an agreement, arrangement or obligation of the type referred to in paragraph 10.4 of schedule 3);

13.	not amend or terminate or suffer the termination of any material agreements, arrangements or obligations to which it is a party that individually or in the aggregate account for at least £50,000 of annual revenue or expense (including without limitation agreements, arrangements or obligations involving customers);

14.	not amend the terms of employment or engagement of any Worker (except in the usual course of its business) or provide, or agree to provide, a gratuitous payment or benefit to any Worker (or any of their dependants) or employ, engage, or terminate the employment or engagement of, a person;

15.	not amend, or agree to amend, the terms of its borrowing or indebtedness in the nature of borrowing or create, incur, or agree to create or incur, borrowing or indebtedness in the nature of borrowing (including in each case inter group);

16.	not give, or agree to give, a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another person’s obligation;

17.	not amend or discontinue (wholly or partly) a Disclosed Scheme (as defined in paragraph 19 of schedule 3) or plan, propose or intend to amend, discontinue (wholly or partly), or exercise a discretion in relation to a Disclosed Scheme;

18.	not start litigation or arbitration proceedings;

19.	except in the usual course of its trade, not compromise, settle, release, discharge or compound litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings;

20.	conduct its business in all material respects in accordance with all applicable legal and administrative requirements in any jurisdiction;

21.	not enter into an agreement, arrangement or obligation (legally enforceable or not) in which the Seller, another Group Company, a director or former director of a Group Company or a person connected with any of them is interested;

22.	not make a payment out of a bank account except where the payment is in the usual course of its trade and not make payments in the usual course of trade which exceed in total £50,000 (or its equivalent at the time); and

23.	not pay nor incur any obligation to pay any service, management or similar charges or any interest or amount in the nature of interest to any other person or incur any liability to make such a payment to any member of the Seller’s Group whatsoever;

24.	keep proper records and make therein true and complete entries of all its dealings and transactions;

25.	make any change in any method of accounting or accounting practice or policy other than in accordance with UK GAAP or make any material tax election or settle, or compromise, any material tax liability;

26.	not amend its memorandum or articles of association;

27.	not grant any person a power of attorney; and

28.	not write down inventory or accounts receivable, except in the ordinary course of business consistent with past practice.

SCHEDULE 6
London Property

The London Property, particulars of which are set out in the Lease.

SCHEDULE 7
Pensions

1.	INTERPRETATION

1.1	In this schedule the following words and expressions shall unless the context otherwise requires have the following meanings:

“Approved” means approved for tax purposes by the Inland Revenue under Chapter I of Part XIV of the TA (as an exempt approved scheme); and “Approval” shall have a corresponding meaning;

“Deed” means the Supplemental Definitive Deed and Rules of the Disclosed Scheme dated 17 March 1999;

“Member Employees” means those employees of Gains UK who are active Full Members (as defined in the Deed) of, or in a waiting period prior to joining, the Disclosed Scheme immediately prior to Completion and who remain employed by Gains UK immediately after Completion;

“Membership Transfer Date” means the day falling twelve months after the Completion Date or such other date as is agreed in writing between the Seller and the Buyer (subject to Approval of the Disclosed Scheme not being prejudiced);

“Transitional Period” means the period commencing on the Completion Date and ending on the day immediately before the Membership Transfer Date (both days inclusive);

“exempt approved scheme", “relevant benefits” and “retirement benefits scheme” have the same meanings as in the TA;

“Non-Qualifying Member", “Short Service Benefit” and “Qualifying Member” have the same meanings as in the Deed.

References in this schedule to paragraphs are to paragraphs in this schedule.

1.2	Headings in this schedule are for ease of reference only and shall not affect its interpretation.

2.	THE DISCLOSED SCHEME

2.1	The Seller undertakes with the Buyer that:

(a)	it will procure that Gains UK may remain a participating employer in the Disclosed Scheme, in accordance with clause 19 of the Deed, in respect of the Member Employees during the Transitional Period subject to:

(i)	the approval of the Inland Revenue if required (which approval the Seller and the Buyer shall use their respective reasonable endeavours to obtain);

(ii)	the Buyer and Gains UK complying in all material respects with the undertakings given in paragraph 2.2; and

(iii)	the written approval of the trustees and the principal employer of the Disclosed Scheme, for the temporary participation of Gains UK for the Transitional Period, which the Seller will use its best endeavours to obtain within four weeks of Completion Date;

(b)	until the Membership Transfer Date it will:

(i)	not do or omit to do anything which would prejudice Approval of the Disclosed Scheme;

(ii)	procure that the Disclosed Scheme is not terminated or wound up during the Transitional Period;

(iii)	not exercise any discretion, power, or take any action under or in relation to the Disclosed Scheme which would adversely affect the relevant benefits of any Member Employees under the Disclosed Scheme without the prior written consent of the Buyer (such consent not to be unreasonably withheld);

(iv)	not alter the rules of the Disclosed Scheme nor exercise any discretion or power to increase the obligations of Gains UK as a participating employer or any of the Member Employees;

(v)	procure that any Member Employee who for any reason during the Transitional Period becomes eligible for or entitled to a benefit under the Disclosed Scheme whether subject to the consent of the trustees, the Seller or otherwise (including, for the avoidance of doubt, an early retirement pension on the terms set out in the Disclosed Scheme) shall (subject to the consent of the Buyer) receive fair and equal treatment as a member of the Disclosed Scheme and be granted such benefit without further contribution being required by the Buyer or Gains UK or the Member Employee;

and the Seller will indemnify the Buyer against all liabilities, damages, costs, losses and expenses arising out of any claim against the Buyer or Gains UK by a Member Employee in respect of any failure by the Seller to comply with the foregoing provisions;

(c)	it will provide to the Buyer such information as the Buyer requests to enable it to observe the provisions of paragraph 2.2 (including without limitation membership details relating to the Member Employees);

(d)	no demand for contributions at a rate in excess of the rate specified in paragraph 2.2 below or any other payments in respect of the Disclosed Scheme shall be made of the Buyer.

2.2	The Buyer undertakes, subject to compliance by the Seller with its material obligations under this schedule, to procure that Gains UK will:

(a)	permit the Member Employees (while such Member Employees continue to be employees of Gains UK) to remain as active members of the Disclosed Scheme during the Transitional Period;

(b)	in respect of the Transitional Period pay to the Disclosed Scheme, in respect of the Member Employees, at the rate of six per cent. of pensionable salary (as defined in the Disclosed Scheme) (employer contributions) together with any additional voluntary contributions of Member Employees, on the date on which, as at the date of this agreement, it currently pays the said contributions and in any event within 19 days of the end of the calendar month in respect of the contributions due and payable in such month;

(c)	comply during the Transitional Period in all other material respects with the provisions of the Disclosed Scheme and the obligations imposed on an employer in relation to the Disclosed Scheme by relevant legislation;

(d)	not do or omit to do any act or thing whereby the Approval of the Disclosed Scheme would or might be prejudiced;

(e)	not exercise any right, power or discretion conferred on Gains UK by the Disclosed Scheme except with the prior written approval of the Seller (not to be unreasonably withheld or delayed).

(f)	not allow any other employees of Gains UK apart from the Member Employees to become active members of the Disclosed Scheme.

2.3	Each of the Seller and the Buyer agrees that it will from time to time execute (and, in the case of the Seller, procure the execution by the trustees of the Disclosed Scheme of) all deeds, documents, agreements, consents or approvals for the purpose of complying with its obligations under this paragraph 2 as may be reasonably considered necessary or desirable by the other party.

2.4	On and with effect from the Membership Transfer Date:

(a)	those Member Employees who immediately prior to the Membership Transfer Date were active members of the Disclosed Scheme shall cease to be active members of the Disclosed Scheme; and

(b)	the obligations of the Seller and the Buyer under this paragraph 2 shall terminate without prejudice to any obligation of either of the parties under this schedule which remains to be fulfilled at that date.

2.5	If a Member Employee who is still employed by Gains UK as at Membership Transfer Date becomes a Non-Qualifying Member on or after Membership Transfer Date, Gains UK shall request, and the Seller shall use its best endeavours to procure that the trustees of the Disclosed Scheme consent, under rule 12(b) of the Deed, to the provision in respect of this Member Employee of the whole Short Service Benefit to which he would have been entitled if he were a Qualifying Member. The cost to the Disclosed Scheme of the provision of this benefit, if any, shall be borne equally between the Buyer and the Seller.

3.	LIFE ASSURANCE

3.1	It is agreed that, on and from Completion the Buyer and not the Disclosed Scheme will provide Member Employees with life assurance benefits.

SCHEDULE 8
Clause 2.11 Dispute Procedure

1.	The Buyer shall notify the Seller, as soon as reasonably practicable after such Reorganisation (defined in clause 2.11(a) of the agreement) has occurred, of the figure which represents such “portion of the Second Earn-Out Consideration” referred to in clause 2.11(a)(iv).

2.	The Seller shall notify the Buyer within 20 Business Days of receipt of such draft figure whether or not it accepts it for the purposes of this agreement.

3.	If the Seller notifies the Buyer that it does do not accept such figure:

(a)	it shall, at the same time, set out in a notice in writing its reasons in full for such non-acceptance and deliver a copy of such notice to the Buyer; and

(b)	the parties shall use all reasonable endeavours to meet and discuss the objections of the Seller and to reach agreement upon the draft Figure.

4.	If the Seller is satisfied with the draft figure (either as originally submitted or after adjustments agreed between the Seller and the Buyer) or if the Seller fails to notify the Buyer of its non-acceptance of the draft figure within the 20 Business Day period referred to in 2 above, then the draft figure shall be final for the purposes of this agreement,

5.	If the Seller and the Buyer do not reach agreement within 15 Business Days of the Seller’s notice of non-acceptance pursuant to 3 above then the matter in dispute shall be referred, on the application of either party, for determination by an independent firm of internationally recognised chartered accountants to be agreed upon by the Seller and the Buyer or, failing agreement, to be selected, on the application of either the Seller or the Buyer, by the President for the time being of the Institute of Chartered Accountants in England and Wales or his duly appointed deputy. The following provisions shall apply to such determination:

(a)	the Buyer and/or the Buyer’s selected accountants and the Seller and/or the Seller’s selected accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination;

(b)	in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft figure in respect of the matter in dispute in order to comply with the requirements of this agreement;

(c)	any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties (in the absence of manifest error);

(d)	each party shall bear the costs and expenses of all counsel and other advisers, witnesses and employees retained by it and the costs and the expenses of the independent firm of accountants shall be borne between the Seller and the Buyer in such proportions as the firm shall in its discretion determine or, in the absence of any such determination, equally between the Seller and the Buyer.

5.2	When the Seller and the Buyer reach (or pursuant to 4 above are deemed to reach) agreement, such figure shall constitute the final “portion” (as referred to in clause 2.11(a)(iv) of this agreement, for the purposes of this agreement.

SCHEDULE 9
Accounts Date Balance Sheet and Adjustments

Amounts set forth below are (except where specifically noted) subject to adjustment upon audit or in accordance with clause 6.

Applicable exchange rates are not subject to adjustment and reflect exchange rates in effect at 31 December 2002.

Exchange rates are as follows:

USD to £1.6099
HKD to £12.5546
AUD to HKD 4.3828
S$ to HKD 4.4982

The following adjustments are to be made in the order in which they are set out below.

A.	Reclassification of the USA business debtors balance of £266,848 to Pre-Closing Seller Liabilities.

B.	Reclassification of the (£204,333) provision against USA business debtors to Pre-Closing Seller Liabilities.

C.	Reclassification of the £186,950 accrual in respect of all bonus and sales commission programmes to Pre-Closing Seller Liabilities.

D.	Reclassification of the £162,000 accrual in respect of the unpaid purchase price to Norwood Adams to Pre-Closing Seller Liabilities.

E.	Reclassification of the £51,363 accrual in respect of “corporation” tax payable on the profits of Gains HK and the Subsidiaries to Pre-Closing Seller Liabilities.

F.	Reclassification of Tullett of the £441,022 accrual in respect of the Universal Service Fund contribution and other US federal state or municipal taxes and any related surcharges, fines, penalties and interest.

G.	Record £300,000 (not subject to any adjustment) as a trade debtor in respect of trade debts of the Tullett Group and (£300,000) (not subject to any adjustment) as a Pre-Closing Seller Liability.)

H.	Reclassification of £63,784 in respect of US sales tax payable (or such other reclassification as shall result in an accrual of £70,000 (not subject to any adjustment) in respect thereof) to Pre-Closing Seller Liabilities.

I.	Reclassification of £1,608,400 to offset all accounts payable and communications accruals balances in excess of 45 days (such period not subject to any adjustment) to Pre-Closing Seller Liabilities.

J.	Reclassification of £1,421,079 in respect of intercompany obligations to Tullett as follows:

(i)	£1,200,000 (not subject to any adjustment) to long-term debt in respect of the Agreed Loan; and

(ii)	£221,079 to Additional Share Capital on Sale.

K.	Reclassification of £1,211,826 from cash to Pre-Closing Seller Liabilities.

L.	In order for the Companies to have sufficient cash to fully offset Pre-Closing Seller Liabilities, Tullett shall fund £1,539,178 in cash (as equity).

The attached balance sheet illustrates the Adjustments.

For the purpose of this schedule 9 “Pre-Closing Seller Liabilities” means liabilities incurred prior to 31 December 2002 as shown on the attached balance sheet (subject to adjustment upon audit or in accordance with clause 6).

SCHEDULE 10
Accounting Policies and Procedures for the 2003 Accounts

1.	General Requirements

The 2003 Accounts shall, in order of priority:

1.1	be prepared in accordance with the specific accounting policies set out in paragraph 2 below and so that, in the case of any conflict, such accounting policies shall override the provisions of paragraphs 1.2 and 1.3 below;

1.2	(except as otherwise specifically provided in this schedule) be prepared in accordance with Generally Accepted Accounting Standards, Principles and Policies in the United Kingdom and so that, in the case of any conflict, such accounting policies shall override the provisions of paragraph 1.3 below;

1.3	(except as otherwise specifically provided in this schedule) be prepared on a basis consistent with those specified on the face of the Accounts to have been applied in the preparation of the Accounts;

2.	Accounting Policies

The following accounting policies shall be applied:

The 2003 Accounts shall be prepared in accordance with Generally Accepted Accounting Practice in the United Kingdom on a basis consistent with that used in preparing the 2001 Gains UK’s audited accounts.

SCHEDULE 11
Buyer’s Warranties

Part 1

1.	Each Buyer is a company duly incorporated and validly existing under the laws of Delaware, USA;

2.	Each Buyer has the requisite corporate power and authority under its constitution to enter into, execute, deliver and perform its obligations under this agreement and the Transaction Documents;

3.	The execution and delivery of this agreement, and the Transaction Documents and the performance of each of the Buyer’s obligations under them have been duly authorised by all necessary corporate action on their respective parts;

4.	This agreement and the Transaction Documents to which each Buyer is party will, when executed, be enforceable obligations of such Buyer in accordance with their terms;

5.	Neither the execution nor the performance by each of the Buyers of this agreement or the Transaction Documents to which it is party will result in:

(a)	any breach or violations by such Buyer of any provision of its constitution; or

(b)	so far as the Buyer is aware, conflict with, or result in a breach of, or give rise to an event of default or revocation under, or require the consent of a person under, or enable a person to terminate, or relieve a person from an obligation under an agreement, arrangement or obligation to which the Buyer is a party or a legal or administrative requirement in any jurisdiction.

6.	Each Buyer shall indemnify the Seller, and shall hold it harmless from, any loss, liability, third-party claim, damage or expense (including reasonable legal fees and expenses) arising from any breach on the part of either Buyer of any of the warranties given by each Buyer in paragraphs 1 to 6 inclusive. The maximum aggregate liability of the Buyer in respect of all claims under the Buyer’s Warranties shall not exceed the aggregate sum of £7,200,000 plus, to the extent payable to the Seller, the Deferred Consideration and, to the extent payable to the Seller, the Earn-Out Consideration received by the Seller, if any.

Part 2

Conduct of matters giving rise to claims or recovery under the Buyer’s Warranties

1.	The Seller shall procure that, if a member of the Seller’s Group becomes aware of circumstances which might give rise to a claim under the Buyer’s Warranties or that it is or may be entitled to make a recovery from a third party in respect of circumstances which have given or are likely to give rise to such a claim, it shall:

(a)	not admit or concede liability or agree a compromise or settlement with a third party without first obtaining the Buyer’s written agreement;

(b)	give the Buyer and its advisers reasonable access to the premises and personnel of any member of the Seller’s Group and opportunity to examine and copy relevant documents and records and photograph premises, assets or personnel within the control of any member of the Seller’s Group and, if required by the Buyer , procure that all such personnel within the Seller’s Group having knowledge of or involvement with the facts and circumstances giving rise to the claim affords the Buyer all reasonable assistance to properly resist, contest, defend or appeal against the claim;

(c)	take such action as the Buyer reasonably requires in relation to the claim under the Buyer’s Warranties and permit the Buyer (in its own name or in the name of a member of the Seller’s Group or in any combination of those names) to conduct, settle, compromise, defend or appeal relevant proceedings and to enforce any relevant rights and entitlements; provided that the Buyer shall not settle or compromise any action in a way that would require any action other than the payment of monetary damages with the consent of the Seller.

Without prejudice to the provisions of sub-paragraph 1 above under the Buyer’s Warranties where, having discharged a liability arising in respect of a claim under the Buyer’s Warranties, the Buyer requests the assignment to it of any right of the Seller or of the Company to make recovery in whole or in part from any third party, the Seller will assign or procure the assignment to the Buyer of such right and, if that right is not legally capable of effective assignment, will pursue such right on behalf of the Buyer and forthwith promptly pay over and account to the Buyer all amounts recovered.

The Seller shall procure that each member of the Seller’s Group shall preserve within its control originals (where it is so entitled) or (in every other case) copies of all documents and other information relevant to matters which may give rise to a claim under the Buyer’s Warranties or a right of recovery from a third party in respect of matters which may give rise to such a claim under the Buyer’s Warranties.

Signed by for and on behalf of GAINS ACQUISITION CORP.	) ) )	SIGNED by Joseph Gleberman

/S/ Joseph Gleberman

Signed by for and on behalf of GAINS ASIA ACQUISITION CORP.	) ) )	SIGNED by Joseph Gleberman

/S/ Joseph Gleberman

Signed by for and on behalf of GAINS INTERNATIONAL INFOCOM HOLDINGS BV	) ) )	SIGNED by Geoff Chapman

/S/ Geoff Chapman